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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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GFI GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GFI Group Inc.
55 Water Street
New York, New York 10041

April 21, 2011

To Our Stockholders:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of GFI Group Inc., to be held at Bayards, 1 Hanover Square, New York, NY 10004, on Thursday, June 9, 2011, at 10:00 A.M. Eastern Daylight Time.

        At the Annual Meeting, you will be asked to consider and vote upon (i) the election of two Class III directors; (ii) the ratification of the appointment of our independent auditor; (iii) the approval of an amendment of the Company's 2008 Equity Incentive Plan (the "2008 Plan") to increase the number of shares available for the grant of awards under the 2008 Plan by 8,500,000 shares; (iv) the advisory vote on executive compensation; (v) the advisory vote to determine the frequency of future advisory votes on executive compensation and (vi) such other business as may properly come before the Annual Meeting and any adjournment thereof. Whether or not you expect to attend the Annual Meeting, the Board asks that you please return your proxy by internet or telephone voting or, if you received your proxy materials by mail, you can sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope. Instructions for voting via all three methods are set forth in the proxy materials. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

        On behalf of the Board of Directors and the management of GFI Group Inc., I would like to thank you for your continued support.

Sincerely,

Michael Gooch
Chairman and Chief Executive Officer

GFI Group Inc.
55 Water Street
New York, New York 10041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2011

To the Stockholders of
GFI Group Inc.:

        The 2011 Annual Meeting of Stockholders (the "Annual Meeting") of GFI Group Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 9, 2011, at 10:00 a.m. Eastern Daylight Time, at Bayards, 1 Hanover Square, New York, NY 10004. If you attend the Annual Meeting in person, you will need to present proper photo identification at the door. If you beneficially hold the Company's common stock, par value $.01 per share, (the "Common Stock"), you will also need to present an account statement showing your ownership of the Company's Common Stock.

        At the Annual Meeting you will be asked to consider and vote upon:

  1.
  the election of two Class III directors to serve for a three year term until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

  2.
  the ratification of the appointment of the Company's independent auditor;

  3.
  the approval of an amendment to the GFI Group Inc. 2008 Equity Incentive Plan (the "2008 Plan") to increase the number of shares available for the grant of awards under the 2008 Plan by 8,500,000 shares;

  4.
  the advisory vote on executive compensation;

  5.
  the advisory vote to determine the frequency of future advisory votes on executive compensation; and

  6.
  the transaction of such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of Common Stock at the close of business on April 13, 2011, will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,

Scott Pintoff
General Counsel and Corporate Secretary

April 21, 2011

        Stockholders are cordially invited to attend the Annual Meeting. Your vote is important. Whether you plan to attend the Annual Meeting or not, please return your proxy via telephone or internet voting, or, if you received your proxy materials by mail, please mark, sign and return the proxy card included with the proxy materials prior to the Annual Meeting to ensure that your shares of Common Stock will be represented. Please refer to the Notice or other voting instructions included with these proxy materials in order to vote via the internet or by telephone. You may nevertheless vote in person if you attend the Annual Meeting.

GFI Group Inc.
55 Water Street
New York, New York 10041

PROXY STATEMENT
Annual Meeting of Stockholders
June 9, 2011

        This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of common stock, par value $.01 per share, of GFI Group Inc. (the "Common Stock") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at the 2011 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Bayards, 1 Hanover Square, New York, NY 10004, on Thursday, June 9, 2011, at 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof. Please note that in this Proxy Statement, the "Company", "GFI" and "we", "our", "us" and similar words refer to GFI Group Inc. and its subsidiaries.

        Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), the Company is making this Proxy Statement and any associated materials available to stockholders via the internet. On April 21, 2011, we mailed a notice (the "Notice") containing instructions on how to access this Proxy Statement online to holders of Common Stock on April 13, 2011 (the "Record Date"). If you received the Notice by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instead, the Notice contains instructions on how you can access and review all the information contained in the Proxy Statement. The Notice also contains instructions on how you may submit your proxy via the internet or telephone. If you received a Notice by mail and would like to receive a printed copy of this Proxy Statement and any associated proxy materials, you should follow the instructions for requesting such materials that were included in the Notice.

        At the Annual Meeting you will be asked to consider and vote on (i) the election of two Class III directors; (ii) the ratification of the appointment of our independent auditor; (iii) the approval of an amendment of the Company's 2008 Equity Incentive Plan (the "2008 Plan") to increase the number of shares available for the grant of awards under the 2008 Plan by 8,500,000 shares; (iv) the advisory vote on executive compensation; (v) the advisory vote to determine the frequency of future advisory votes on executive compensation and (vi) such other business as may properly come before the Annual Meeting and any adjournment thereof.

        If you return a proxy card, you may revoke it prior to its exercise in any of the following three ways: (1) by written notice to the Secretary of the Company; (2) by submission of another proxy bearing a later date via the mail, internet or telephone; or (3) by voting in person at the Annual Meeting (assuming you are a stockholder of record or a beneficial owner who has obtained a "legal proxy" from your nominee to vote your shares at the Annual Meeting). Revocation by notice to the Secretary of the Company, or by submission of a later proxy, will not affect a vote on any matter that is taken by the Company prior to the receipt of the notice or later proxy. The mere presence at the Annual Meeting of a stockholder who has appointed a proxy will not revoke the appointment. If not properly revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder. If no instructions are indicated, the proxy will be voted "FOR" the Class III directors described in this Proxy Statement, "FOR" the ratification of the appointment of the Company's independent auditor, "FOR" the amendment to the 2008 Plan, "FOR" the proposal regarding the advisory vote on the Company's executive compensation, "FOR" the proposal regarding the advisory vote to determine the frequency of future advisory votes on executive compensation and, as to any other matter of business that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy voting on your behalf on the matter.

        This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the Company. Directors, officers and other employees of the Company may also solicit proxies, without additional compensation, by telephone, in person or otherwise. The Company also requests that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners of shares of Common Stock held of record by such persons and will reimburse such persons and the Company's transfer agent for reasonable out-of-pocket expenses incurred by them in forwarding such materials.

VOTING SECURITIES

        Holders of record of Common Stock at the close of business on April 13, 2011, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote.

        On April 13, 2011, there were 123,427,981 shares of Common Stock outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum. Abstentions and "broker non-votes" (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining whether there is a quorum.

        The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes.

        The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of the Company's independent auditor, approval of the amendment to the 2008 Plan, the approval of the Company's executive compensation, the approval of the Company's proposal regarding the frequency of advisory votes on executive compensation and for any other proposals that may be properly brought before the Annual Meeting. An abstention with respect to any such proposal will have the practical effect of a negative vote as to that proposal. In the event of a broker non-vote with respect to any such proposal coming before the Annual Meeting caused by the beneficial owner's failure to authorize a vote on such proposal, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed present and entitled to vote on that proposal for the purpose of determining the total number of shares of Common Stock of which a majority is required for adoption. This will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares of Common Stock from which a majority is calculated. Although the advisory votes in proposals 4 and 5 are non-binding, as provided by law, our Board will consider them in making decisions concerning executive compensation and the frequency of the advisory vote.

        Please note that, previously, brokers had discretionary authority to vote shares without instructions from a stockholder in uncontested director elections or with regard to certain executive compensation matters. However, brokers can no longer vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters, including the advisory votes contained in proposals 4 and 5. For your vote to be counted, you must submit your voting instruction form to your broker.

 I. ELECTION OF DIRECTORS

        Article SEVENTH of the Company's Second Amended and Restated Certificate of Incorporation (as so amended and restated, the "Certificate of Incorporation") provides that the Board shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The Board has currently set the number of directors at six, with two directors in each class. The terms of the current Class III directors will expire at the Annual Meeting, the term of the Class I directors will expire at the annual meeting of stockholders to be held in 2012 and the term of the Class II directors will expire at the annual meeting of stockholders to be held in 2013. Under Article SEVENTH, the successors of the class of directors whose term expires at the Annual Meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, or until their resignation, removal or until their successors are duly elected and qualified.

        At the Annual Meeting, two Class III directors will be elected to hold office for a three-year term until the annual meeting of stockholders to be held in 2014 or until their successors are elected and qualified. The Board, based on the recommendation of the Board Credentialing and Corporate Governance Committee, has nominated Marisa Cassoni and Michael Gooch as Class III directors of the Company and recommends a vote "FOR" the election of each nominee. Ms. Cassoni and Mr. Gooch are currently serving as Class III directors of the Company.

        The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Each of the nominees has consented to serve, if elected, and the Board has no reason to believe that the nominees will be unable to accept a directorship, but, if such contingency should arise, it is the intention of the proxies named in the proxy card to vote for such person or persons as the Board may recommend.

The Board unanimously recommends a vote "FOR" the election of each nominee.

BOARD OF DIRECTORS AND DIRECTOR QUALIFICATIONS

        Certain information with respect to the nominees for election as directors proposed by the Board and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below.

Name	Age	Position(s)
Michael Gooch(A)	52	Chairman of the Board and Chief Executive Officer
Colin Heffron(C)(4)	48	President and Director
John Ward(C)(1)(2)(3)	68	Director; Chair of the Compensation Committee; Co-Chair of the Board Credentialing and Corporate Governance Committee
Marisa Cassoni(A)(2)(3)(4)	59	Director; Chair of the Audit Committee; Co-Chair of the Board Credentialing and Corporate Governance Committee
Frank Fanzilli, Jr.(B)(1)(4)	54	Director; Chair of the Risk Policy Committee
Richard Magee(B)(1)(2)	68	Director

(A)
Denotes Class III Director with term to expire in 2011.

(B)
Denotes Class I Director with term to expire in 2012.

(C)
Denotes Class II Director with term to expire in 2013.

(1)
Current member of the Compensation Committee.

(2)
Current member of the Audit Committee.

(3)
Current member of the Board Credentialing and Corporate Governance Committee.

(4)
Current member of the Risk Policy Committee.

NOMINEES FOR ELECTION: CLASS III DIRECTORS

        Michael Gooch has been our Chairman of the Board and Chief Executive Officer since he founded our business in 1987. Prior to founding our Company, Mr. Gooch worked for the Refco Group, Bierbaum Martin, Harlow Meyer Savage, Citibank and Tullet & Riley. Mr. Gooch is also the President and majority stockholder of Jersey Partners Inc., the Company's largest stockholder. Mr. Gooch has over three decades of experience in the wholesale brokerage industry, including over twenty years leading the Company. Mr. Gooch's entrepreneurial insight and business acumen bring to our Board those qualifications that best position him to lead the Company's day-to-day operations and guide the Company in its strategic planning.

        Marisa Cassoni, Director, joined our Board in January 2005. Ms. Cassoni is the Finance Director of the John Lewis Partnership and has held such position since June of 2006. From 2001 until 2005, Ms. Cassoni was the Group Finance Director of Royal Mail plc., a postal services company wholly-owned by the U.K. government. Ms. Cassoni had previously been Group Finance Director at Britannic Assurance plc from 1998 to 2001. From 1987 to 1998, she was an employee of the Prudential Corporation, becoming Group Finance Director of Prudential's U.K. Division in 1994. Ms. Cassoni qualified as a Chartered Accountant while at Deloitte where she was employed from 1975 to 1986, becoming a Corporate Finance Manager in 1984. Ms. Cassoni is a non-executive director of WSP Group plc, a U.K. quoted company, and chairs its audit committee and is a member of its remuneration committee and nomination committee. Ms. Cassoni has also been a non-executive director of Severn Trent plc, a U.K. quoted utility company, from 2001 until 2006, during which she served as a member of its nomination, remuneration and audit committees. Ms. Cassoni is a member of the U.K. Accounting Standards Board and is a governor of the Peabody Trust. Ms. Cassoni has served in financial executive positions in various large companies, providing her with extensive experience in accounting, financial reporting and financial management. Her background, education, business experience and board service provide her with expertise in both finance and accounting and satisfies the SEC's criteria to make her an Audit Committee Financial Expert. In addition, Ms. Cassoni's extensive business experience in the U.K. provides our Board with insight and guidance when dealing with issues in a region where the Company has significant operations.

CLASS I DIRECTORS

        Frank Fanzilli, Jr., Director, joined our Board in June 2009. Mr. Fanzilli was a Managing Director and the Chief Information Officer of Credit Suisse First Boston from 1996 to 2002. From 1984 until 1996, Mr. Fanzilli held various positions at Credit Suisse First Boston and, prior to that, at International Business Machines Corporation. Mr. Fanzilli was a non-executive director of InterWoven Inc. from 2002 until the company's acquisition in 2009. At InterWoven, Mr. Fanzilli served at various times as chairman of the board, chairman of its strategy committee and as a member of its compensation committee, nominating and governance committee and audit committee. Mr. Fanzilli is a non-executive director of CommVault Systems, Inc. and is a member of its compensation committee. Mr. Fanzilli was also formerly a non-executive director at PeopleSoft Inc. and Avaya, Inc. Mr. Fanzilli has served in executive operational positions at large financial and technology companies, which provides him with experience and knowledge in information technology. As our business model involves the development and use of proprietary software for the financial markets, as well as the use of technologically advanced computer and communications equipment, Mr. Fanzilli's background is well suited to assist the Board in information technology management. In addition, Mr. Fanzilli has held various public company directorships and brings that experience to our Board.

        Richard Magee, Director, joined our Board of Directors in January 2010. Mr. Magee was the Chairman of Tullett & Tokyo Forex International Limited, a wholesale brokerage firm, from 1992 to 1995. From 1971 to 1992, Mr. Magee held various positions at Tullett, including President of Tullet & Tokyo Forex in Japan and Managing Director in New York. Mr. Magee was also a member of the British Merchant Navy. From 1999 to 2005, Mr. Magee served as a non-executive director of Wilmington plc and was a member of the audit, remuneration and nominating committees. Mr. Magee is a non-executive director with extensive experience in the wholesale brokerage industry. Mr. Magee brings this valuable knowledge garnered from his many years of business experience to our Board. In addition, Mr. Magee has been an executive officer and has managed brokerage operations in Asia, a growing region for the Company. These qualifications assist the Board in strategic planning and significant operational decisions.

CLASS II DIRECTORS

        Colin Heffron, Director, joined our Board in November 2001 and has been our President since February 2004. Mr. Heffron is responsible for all of our brokerage operations and our trading system software, data and analytics businesses. Mr. Heffron joined our Company in our New York office in 1988 as a broker of foreign currency options before moving to London to assist in the establishment of our London office. From 1991 until 1994, Mr. Heffron headed our global currency options business. From 1994 until 1997, Mr. Heffron ran the day-to-day operations of all of our U.K. businesses. From 1998 until February 2004, Mr. Heffron was head of all of our operations in the U.K. and joint-head of our Asian operations. Mr. Heffron has extensive experience in the wholesale brokerage industry with over 20 years of experience at the Company. Having worked in both the U.S. and our overseas offices in various capacities, Mr. Heffron has an intimate knowledge of the Company's business. This experience provides unique insight into the Company's business and operations and aids in the Company's strategic planning.

        John Ward, Director, joined our Board in April 2004. Mr. Ward has been a principal of Transition International, Inc., an independent consulting firm, since its formation in 1992. He joined the board of Fenics Limited in 1999 and served as a board member until our acquisition of Fenics in 2001. Mr. Ward was also a director of Ameritrade Holdings Corporation from 1997 until 2002 and served as chairman of its compensation committee until 2001. He was also a director of AHL Services Inc. from 2000 until 2003 and was formerly Chairman of the Merrill Lynch International Banking Group. Mr. Ward has many years of experience as an executive in the financial services industry. In addition, Mr. Ward has held various directorships at other companies and brings knowledge of those challenges faced by public companies to our Board. Mr. Ward's business experience has included the management of international financial operations and that experience provides valuable insight in the management of the Company's global business.

MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND
BOARD COMMITTEES

BOARD LEADERSHIP STRUCTURE

        Mr. Gooch has been our Chairman of the Board and Chief Executive Officer since he founded our business in 1987. Given his many years of experience and his intimate knowledge of the Company, Mr. Gooch is the director most familiar with the Company's business and industry and, as a result, is best suited to lead our Board in identifying strategic priorities and managing day-to-day business plans. Due to the Board's decision to have the roles of Chairman and Chief Executive Officer combined, the Board created the position of Lead Non-Executive Director in 2008. This position is currently vacant and the Board is currently considering naming a new Lead Non-Executive Director following the Annual Meeting. The Company's independent directors meet for regularly scheduled executive sessions without management and one of our non-executive directors serves as the Chair during those executive sessions. Additional information about the Board and its committees is set forth below.

INDEPENDENCE OF DIRECTORS

        The Board has determined that each of the Company's directors, other than Messrs. Gooch and Heffron, qualify as an "independent director" in accordance with the listing requirements of the New York Stock Exchange ("NYSE"). The NYSE independence definition consists of a series of objective tests, including that the director or the nominee for director is not an officer or employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by NYSE rules, the Board has made a subjective determination with respect to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of that director. In making these determinations, the Company has gathered and reviewed information provided by the individual directors and the Company with regard to each director's business and personal activities as they may relate to the Company and the Company's management.

        There is no family relationship between any director, executive officer or any person nominated to become a director of the Company.

STOCKHOLDER COMMUNICATIONS

        The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to one or more members of the Board by writing to such director(s) or to the whole Board in care of the Corporate Secretary, GFI Group Inc., 55 Water Street, 28th Floor, New York, New York 10041. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the whole Board.

BOARD MEETINGS

        The Board held 11 meetings in 2010. During 2010, each current director attended 75% or more of the aggregate number of meetings of the Board and the Board Committees on which he or she served that were held during such director's period of service.

        The Company's independent, non-executive directors have met in regularly scheduled executive sessions without management during 2010.

ATTENDANCE AT ANNUAL MEETINGS

        The Board believes that it is important for its members to attend the Company's annual meetings of stockholders and therefore the Board has adopted a policy encouraging all directors to attend annual meetings. All members of the Board attended the Company's 2010 Annual Meeting.

BOARD COMMITTEES

        The Board has established four committees; the Audit Committee, the Compensation Committee, the Board Credentialing and Corporate Governance Committee and the Risk Policy Committee (the "Board Committees") that, with the exception of the Risk Policy Committee, consist solely of independent members of the Board. Mr. Heffron, our President, is a member of the Risk Policy Committee. The composition, purpose and responsibilities of each Board Committee are set forth below.

        Audit Committee.    The Audit Committee assists our Board in its oversight of our internal accounting controls and audit processes and our independent auditor. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent auditor and approval of any significant non-audit relationship with our independent auditor. The Audit Committee is also responsible for preparing reports required by the rules promulgated by the SEC to be included in our proxy statements relating to annual meetings of stockholders. The Audit Committee is currently comprised of Marisa Cassoni, as Chair, John Ward and Richard Magee. The Board has determined that each member of the Audit Committee is an "independent director" as defined in the NYSE Rules and that each meets the independence requirements contained in the rules promulgated under the Exchange Act. In addition, the Board has determined that all of the members of the Audit Committee meet the NYSE standards of financial sophistication and the SEC's criteria of an "audit committee financial expert". The Audit Committee held 12 meetings during fiscal 2010. The Audit Committee Report begins on page 48 of this Proxy Statement. The Audit Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Compensation Committee.    The Compensation Committee assists our Board in its oversight of executive compensation, determines goals and objectives relevant to compensation and, based on input submitted by management, recommends to our Board compensation levels for our Board members and our executive officers that correspond to our goals and objectives. In addition, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluates the performance of the Chief Executive Officer and recommends to the full Board for its determination the compensation of the Chief Executive Officer. The Compensation Committee also makes recommendations to the Board regarding incentive compensation plans and equity compensation plans. The Compensation Committee reviews and discusses with management the disclosure regarding executive compensation to be included in our proxy statements and issues a report containing its recommendation regarding the inclusion of the Company's Compensation Discussion and Analysis. The Compensation Committee Report begins on page 31 of this Proxy Statement. The Compensation Committee is comprised of John Ward, as Chair, Frank Fanzilli and Richard Magee. The Board has determined that each member of the Compensation Committee is an "independent director" as defined in the NYSE Rules and satisfies the independence requirements contained in the rules promulgated under the Exchange Act. The Compensation Committee held 5 meetings during fiscal 2010. The Compensation Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Board Credentialing and Corporate Governance Committee.    The Board Credentialing and Corporate Governance Committee is responsible for considering and recommending individuals to our Board to be nominated as directors and Board Committee members. Consideration of new Board candidates involves internal discussions, a review of a potential candidate's qualifications, including the extent of the individual's experience in business, education or his or her ability to bring a desired range of skills, perspectives and experience to the Board, and interviews with selected candidates.

        While the Board Credentialing and Corporate Governance Committee does not have a written policy regarding diversity in identifying new director candidates, the Committee takes diversity into account in looking for the best available candidates to serve on the Board. The Committee looks to establish diversity on the Board through a number of demographics and experiences, including operational experience, skills, and viewpoints, all with a view toward identifying candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity in a number of these factors.

        The Board Credentialing and Corporate Governance Committee will consider qualified director candidates identified by its members, by other members of the Board, by senior management and by stockholders. In addition, the Board Credentialing and Corporate Governance Committee may retain the services of outside search firms in order to identify potential candidates. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled "Submission of Stockholder Proposals for the 2012 Annual Meeting." If properly submitted, the Board Credentialing and Corporate Governance Committee will evaluate any director candidate nominated by a stockholder in the same manner as any other director candidate.

        The Board Credentialing and Corporate Governance Committee's responsibilities also include developing and recommending to the Board a set of corporate governance guidelines and annually reviewing and recommending changes to the Company's Code of Business Conduct and Ethics and its Code of Business Conduct and Ethics for senior financial officers and evaluating the performance of our Board. The Board Credentialing Committee is comprised of Marisa Cassoni and John Ward. The Board has determined that each of Ms. Cassoni and Mr. Ward is an "independent director" as defined in the NYSE rules and that each meets the independence requirements contained in the rules promulgated under the Exchange Act. The Board Credentialing and Corporate Governance Committee held 4 meetings during fiscal 2010. The Board Credentialing and Corporate Governance Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Risk Policy Committee.    The Risk Policy Committee assists our Board in setting policies and overseeing the management of our principal operational and business risks. The Risk Policy Committee reviews and recommends policies and procedures to the Board for the effective identification, measurement, monitoring and controlling of the Company's credit, market, operational, investment, balance sheet and liquidity risks, among others. The Risk Policy Committee is comprised of Frank Fanzilli, as Chair, Marisa Cassoni and Colin Heffron. The Risk Policy Committee held 4 meetings during fiscal 2010.

        The Board and each of the Board Committees conducted a self-evaluation. Accordingly, each Board Committee compared its performance with the provisions of its charter, set forth its objectives for the upcoming year and if the Board Committee deemed it necessary or appropriate, recommended changes to the Board. Each Board Committee reported the results of its evaluation to the Board. Furthermore, the Board evaluated itself and its Board Committees to determine whether they are functioning effectively and to determine whether any modifications were necessary.

CODE OF ETHICS AND CORPORATE GOVERNANCE GUIDELINES

        The Board has adopted a "Code of Business Conduct and Ethics for All Employees" and a "Code of Business Conduct and Ethics for Senior Financial Officers" that applies to the Company's Chief Executive Officer, Chief Financial Officer and other senior employees of the Company's finance department. The Board has also adopted a set of Corporate Governance Guidelines. Copies of these documents are available on the Company's website at www.gfigroup.com. Any amendment or waiver of any provision of these codes for executive officers and directors may only be granted by the Board and any such amendment or waiver of the codes relating to such individuals will be disclosed by the Company on its website at www.gfigroup.com.

        Additional information relating to corporate governance of the Company is also available on our website, including information concerning our directors, Board Committees, including the charters for each of our Board Committees, and our compliance procedures for accounting and auditing matters.

 II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent auditor for the fiscal year ending December 31, 2011. Deloitte also served as the Company's independent auditor for the previous fiscal year. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement should they so desire.

        The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for ratification of the appointment of Deloitte as the Company's independent auditor. Although ratification is not required by the Company's organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by stockholders is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board unanimously recommends a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2011.

FEES PAID TO INDEPENDENT AUDITOR

        The following table summarizes the aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees(a)	$2,696,680	$2,424,179
Audit Related Fees(b)	101,200	—
Tax Fees(c)	140,136	105,452
All Other Fees	—	—
Total	$2,938,016	$2,529,631

(a)
Audit Fees consist of aggregate fees billed for professional services rendered for the audit of our consolidated financial statements, the review of our quarterly financial statements, the audit of the effectiveness of our internal controls over financial reporting, statutory and regulatory audits, consents and other services related to SEC matters.

(b)
Audit Related Fees consist of aggregate fees billed which are for assurance and related services other than those included in Audit Fees.

(c)
Tax Fees consist of aggregate fees billed for professional services rendered in connection with tax compliance and the preparation of tax returns in Asia.

        In considering the nature of the services provided by Deloitte, our Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee specifically approved the appointment of Deloitte to be our independent auditor for the year ended December 31, 2010. Deloitte was also approved to perform reviews, pursuant to the Public Company Accounting Oversight Board (the "PCAOB"), of our quarterly financial reports within the year ended December 31, 2010 and certain other audit related services, such as accounting consultations. The Audit Committee is required to approve all audit and non-audit services provided by the Company's independent auditor in order to assure that the provision of such services does not impair the auditor's independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditor, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee.

III. APPROVAL OF AN AMENDMENT TO THE GFI GROUP INC. 2008
EQUITY INCENTIVE PLAN

        The Board of Directors has approved a third amendment (the "Plan Amendment") to the 2008 Plan to increase the shares available for the grant of Awards under the 2008 Plan to 30.4 million shares plus the number of Shares subject to Awards under the Company's 2004 Equity Incentive Plan (the "2004 Plan") that are ultimately not delivered to employees. The Plan Amendment is subject to stockholder approval. Prior to the Plan Amendment, the maximum number of Shares available for the grant of Awards under the 2008 Plan was the sum of 21.9 million plus the number of Shares subject to Awards under the 2004 Plan that are ultimately not delivered to employees. As of March 31, 2011, there were 179,247 shares subject to Awards under the 2004 Plan that have not yet been delivered to employees.

        As of March 31, 2011, the Company had granted Awards totaling approximately 23.6 million Shares under the 2008 Plan and had approximately 3.1 million shares remaining available for the grant of Awards after adding back shares that were not ultimately delivered under the 2004 Plan. At the Company's 2009 Annual Meeting, stockholders approved the second amendment to the 2008 Plan to increase the number of Shares available for the grant of Awards under the 2008 Plan to 21.9 million. Following the second amendment, the Company has continued to issue a greater number of shares subject to Awards due to the Company's belief that long-term equity incentive compensation serves to, among other things, increase our employees' and Board members' interest in our success and enables the Company to attract and retain qualified personnel. Therefore, the Board approved the Plan Amendment in order to have sufficient shares available under the 2008 Plan to permit the continued granting of equity incentive compensation to employees, officers, consultants, advisors and directors for up to the next two years. Please refer to the "Compensation Discussion and Analysis" contained herein for a comprehensive discussion of our compensation objectives, including the use of long-term equity incentive compensation.

        The following is a summary of the Plan Amendment and certain principal features of the 2008 Plan, as amended. This summary is qualified in its entirety by reference to the complete text of the Plan Amendment, which is attached to this Proxy Statement as Appendix A and the complete text of the 2008 Plan, which was filed with the Company's proxy statement for its 2008 annual meeting, the First Amendment to the 2008 Plan, which was filed with the Company's proxy statement for its 2009 annual meeting, and the Second Amendment to the 2008 Plan, which was filed with the Company's proxy statement for its 2010 annual meeting. Throughout this summary and unless the context otherwise requires, words commencing with a capital letter but not defined herein shall have the meanings ascribed to them in the 2008 Plan or the Plan Amendment. Stockholders are urged to read the actual text of the 2008 Plan and the Plan Amendment in their entirety. The key terms and provisions of the 2008 Plan, including eligibility for participation and the types of awards that may be granted under the 2008 Plan, are unchanged by the Plan Amendment. The primary purpose of adopting the Plan Amendment and submitting it for stockholder approval is to increase the number of shares reserved by the Company for equity incentive grants to employees of the Company. If the requisite stockholder approval of the Plan Amendment is not obtained, the Plan Amendment will not take effect, but the Company may continue to grant Awards under the 2008 Plan in accordance with the current terms and conditions thereof.

PURPOSE OF THE 2008 PLAN

        The purpose of the 2008 Plan is to further the growth and profitability of the Company by granting long-term incentives and encouraging share ownership on the part of the employees, Board members and independent contractors of the Company. The 2008 Plan permits the grant of awards that constitute incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards.

ADMINISTRATION

        The 2008 Plan is administered by the Compensation Committee of the Board. References to the Compensation Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor committee to administer the 2008 Plan. Each current member of the Compensation Committee qualifies as a "non-employee director" as defined under Rule 16b-3 under the Exchange Act, an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and an "independent director" under the NYSE rules, as applicable, and it is intended that any new members appointed to the Compensation Committee will meet the same qualifications. Subject to the terms of the 2008 Plan, the Compensation Committee is authorized to select persons eligible to receive Awards and to determine the form, amount, timing and other terms of the awards to be granted. The Compensation Committee may delegate to one or more members of the Board or to officers of the Company its authorities regarding awards to individuals not subject to Section 16 of the Exchange Act or Section 162(m) of the Code. The Compensation Committee is authorized to interpret the 2008 Plan and any award agreements issued under the 2008 Plan, to adopt such rules and procedures as it may deem necessary or advisable for the administration of the 2008 Plan and to make all other decisions and determinations required pursuant to the 2008 Plan or any award agreement or as the Compensation Committee deems necessary or advisable to administer the 2008 Plan. The Compensation Committee's determinations under the 2008 Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

        The Compensation Committee may make awards that are subject to the achievement of performance goals during a performance period, each as may be determined by the Compensation Committee and specified in the relevant award agreement. The performance goals may be based on such factors including but not limited to: (a) revenue, (b) earnings per share, (c) income before cumulative effect of accounting charges, (d) net income, (e) return on assets, (f) return on equity, (g) return on capital employed, (h) total stockholder return, (i) market valuation, (j) stock price, (k) cash flow, (l) completion of acquisitions, (m) business expansion and (n) product diversification. The foregoing criteria shall have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting charges; effects of currency fluctuations; effects of financial activities (e.g. effect on earnings per share of issuing convertible debt securities); expenses for restructuring new business initiatives; non-operating items; acquisition expenses; and effects of divestures. Any such performance criterion or combination of such criteria may apply to a recipient's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.

        The Compensation Committee has the authority to adjust the performance goals and/or performance period in such manner as the Compensation Committee, in its sole discretion, deems appropriate at any time and from time to time, unless such adjustment causes an award to no longer qualify as performance-based compensation under Code Section 162(m).

SHARES AVAILABLE FOR AWARDS

        Subject to adjustment as described below under the heading "Changes in Capital Structure", the maximum number of Shares that will be available for the grant of Awards under the 2008 Plan, assuming that the Plan Amendment is approved by our Stockholders, will be the sum of (a) 30.4 million Shares, plus (b) the number of Shares subject to awards granted under the Company's 2004 Equity Incentive Plan that are ultimately not delivered to employees. As of March 31, 2011, there were 179,247 Shares subject to awards granted under the 2004 Equity Incentive Plan that have not been delivered to employees. In the event the Plan Amendment is not approved by Stockholders, there would be 3.1 million Shares available for the grant of Awards under the 2008 Plan.

        The Shares awarded or acquired upon the exercise of awards under the 2008 Plan may be authorized but unissued Shares, authorized and issued Shares reacquired and held as Treasury Shares, or any combination thereof. To the extent that Shares subject to an outstanding award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, (ii) the withholding of such Shares in satisfaction of applicable federal, state or local taxes or (iii) the settlement of all or a portion of such award in cash, then such Shares shall again be available for issuance under the 2008 Plan. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries or affiliates will not be counted against the Shares available for issuance under the 2008 Plan.

        The closing price of the Shares on March 31, 2011 was $5.02.

TERM OF THE PLAN

        Unless earlier terminated by the Board, as described below under the heading "Amendment and Termination", the 2008 Plan will terminate ten years after adoption by the Board, and no further Awards may be granted under the 2008 Plan after that date. The termination (or early termination) of the 2008 Plan will not affect any Awards granted prior to the termination (or early termination) of the 2008 Plan.

ELIGIBILITY

        The persons eligible to receive Awards under the 2008 Plan are the directors, employees and independent contractors of the Company and any of its subsidiaries and affiliates who are designated by the Compensation Committee. As of March 31, 2011, there were 4 independent directors and approximately 1,900 employees of the Company and its subsidiaries who were eligible to receive Awards under the 2008 Plan. Persons receiving Awards will enter into individual Award Agreements with the Company that contain the terms and conditions of the Award established by the Compensation Committee.

STOCK OPTIONS

        The Compensation Committee is authorized to grant options to acquire Shares, including both incentive stock options under Section 422 of the Code ("ISOs"), which can result in potentially favorable tax treatment to the Participant, and non-qualified stock options ("NQSOs"). The exercise price per Share subject to an option is determined by the Compensation Committee, but must not be less than 100% of the fair market value of a Share on the date of grant; provided, however, that with respect to a recipient who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price per share subject to an ISO shall not be less than 110% of the fair market value of a Share on the date of grant. For purposes of the 2008 Plan, the term "fair market value" of a Share shall mean, except as otherwise specified in a particular Award Agreement, (a) while the Shares are traded on an established national or regional securities exchange, the last reported sales price transaction price of such Shares as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, on the next preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share on the date as of which such value is being determined, where quoted for such Shares, or (c) if the "fair market value" cannot be determined under clause (a) or clause (b) above, or if the Compensation Committee determines in its sole discretion that the Shares are too thinly traded for "fair market value" to be determined pursuant to clause (a) or clause (b), the value as determined by the Compensation Committee, in its sole discretion, on a good faith basis.

        The maximum term of each option and the times at which each option will be exercisable will be established by the Compensation Committee in the individual Award Agreements, except that no ISO may have a term exceeding ten years and no ISO granted to a Participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company may have a term exceeding five years. Options may be exercised by payment of the exercise price in cash or, in the discretion of the Compensation Committee, either (i) by tendering previously acquired Shares having an aggregate fair market value at the time of exercise equal to the aggregate exercise price of the Shares with respect to which the Option is to be exercised, or (ii) by any other means that the Compensation Committee, in its sole discretion, determines to both provide legal consideration for the Shares and to be consistent with the purposes of the 2008 Plan.

        ISOs are not transferable, except by will or the laws of descent, and the Compensation Committee may impose additional restrictions on Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities law, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws. Subject to adjustment as described below under the heading "Changes in Capital Structure", the maximum number of Shares with respect to which Options and SARs (as described below) may be granted during any year to any person may not exceed 1,000,000 Shares.

STOCK APPRECIATION RIGHTS

        The Compensation Committee is authorized to grant stock appreciation rights ("SARs") entitling the recipient to receive the amount by which the fair market value of a Share on the date of exercise exceeds the base price of the SAR. The base price of an SAR is determined by the Compensation Committee but cannot be less than 100% of the fair market value of a Share on the date of grant. SARs may be granted by themselves or in tandem with grants of options. The term of each SAR (and the times at which each SAR will be exercisable are established by the Compensation Committee in the individual award agreements, except that no SAR can be exercised more than ten years from the date of grant or, in the case of an SAR granted in tandem with an option, after the term of the related option. SARs may be exercised by (i) delivery of a written notice of exercise, (ii) in the case of a tandem SAR, by surrendering any options which would be canceled by reason of the exercise of such SAR, or (iii) by executing such documents as the Company may reasonably request. Payment in respect of SARs will be made, as determined by the Compensation Committee in its discretion, in cash, Shares with a fair market value equal to the amount of the payment, or a combination thereof, as set forth in the individual Award Agreement.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

        The Compensation Committee is authorized to grant awards of restricted stock and restricted stock units ("RSUs"). A grant of restricted stock is an award of Shares that may be forfeited back to the Company if certain requirements are not met, such as continued employment for a specified period of time. Further, the Shares may not be sold or disposed of prior to the end of a restricted period specified by the Compensation Committee. The Compensation Committee may set additional restrictions on restricted stock as it may deem advisable or appropriate in the individual Award Agreements. A Participant who has been granted restricted stock generally has the right to vote the Shares, unless otherwise determined by the Compensation Committee. During the restricted period, Participants holding Shares of restricted stock are entitled to receive all dividends and other distributions paid with respect to such Shares, unless otherwise determined by the Compensation Committee, however, dividends and other distributions with respect to restricted stock that are paid in Shares will be held by the Company subject to the same restrictions that apply to the restricted Shares.

        RSUs are similar to restricted shares except that no Shares are actually awarded to the Participant on the date of grant. Instead, Shares are delivered to the Participant upon satisfaction of all applicable terms and conditions specified in the Award. A holder of an RSU does not have voting rights or any entitlement to dividends or other distributions until the Shares are delivered in the future upon the completion of the restricted period. The Compensation Committee may, however, in its sole discretion, grant "dividend equivalent rights" to the holder of an RSU, which shall represent a right to receive during the period the right is outstanding and on the terms set forth in the Award Agreement, any dividends paid or declared on a specific number of Shares.

OTHER STOCK AWARDS

        The Compensation Committee is authorized to grant other types of Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Shares on such terms and conditions as may be established by the Compensation Committee in the relevant Award Agreement.

REPRICING

        The 2008 Plan prohibits the substitution or exchange of an Award or the amendment of an Award that would result in the reduction of the exercise price of an Option, Base Price of an SAR or the purchase price of Shares under any other Award to an amount less than the fair market value of a Share at the date of grant of that Award.

TAX WITHHOLDING; OTHER TERMS OF AWARDS

        The Compensation Committee or the Board may condition any payment relating to an Award on the deduction and withholding of, or the requirement that a Participant remit to the Company, an amount sufficient to satisfy any federal, state, local or foreign taxes of any kind which the Compensation Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to such Award (or exercise thereof). The Compensation Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or a part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a fair market value equal to the minimum amount required to be withheld. Awards granted under the 2008 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that a Participant may, unless otherwise specified in a particular Award Agreement, transfer, without consideration, Awards other than ISOs to such Participant's "immediate family" as defined in the 2008 Plan.

CHANGES IN CAPITAL STRUCTURE

        The Board may equitably adjust outstanding Awards and the number of Shares available under the 2008 Plan in the event any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change-in-control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a "Corporate Event") affects the Shares such that an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2008 Plan.

        If the Company enters into or is involved in any Corporate Event, the Board may take such action as it deems appropriate to substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. The Company may also cancel a Participant's Awards immediately prior to such Corporate Event and to pay to each affected Participant in connection with the cancellation of such Participant's Awards, an amount equal to the equivalent value of such Award (determined in the sole, good faith discretion of the Compensation Committee).

AMENDMENT AND TERMINATION

        The Board may amend, suspend, or terminate the 2008 Plan or any part thereof, at any time and for any reason, subject to stockholder approval required by applicable law, rule or regulation, including Sections 162(m) and 422 of the Code and applicable NASDAQ rules. In addition, the Board may amend the 2008 Plan and any Award Agreement, including, without limitation, retroactive amendments, without stockholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a brief description of the federal income tax consequences generally arising with respect to Awards of Options under the 2008 Plan.

        The grant of an Option gives rise to no tax consequences for the Participant or the Company. The exercise of an Option has different tax consequences depending on whether the Option is an ISO or an NQSO. Upon exercise of an ISO, the Participant recognizes no income for regular income tax purposes, but the Option spread is taken into account in computing liability for the alternative minimum tax. Upon exercise of an NQSO, the Participant recognizes ordinary income equal to the excess, on the date of exercise, of the fair market value of the Shares acquired on exercise of the Option over the exercise price.

        The disposition of Shares acquired upon exercise of an Option may have different tax consequences depending on whether the Option is an ISO or an NQSO and the timing of the disposition. Upon the disposition of Shares acquired upon exercise of an ISO before the Participant has held those Shares for at least two years from the date the Option was granted and at least one year from the date the Option was exercised (the "ISO holding periods"), the Participant recognizes ordinary income equal to the lesser of (i) the excess of the fair market value of the Shares on the date of exercise of the ISO over the exercise price and (ii) the excess of the amount realized on the disposition of those Shares over the exercise price. Upon a disposition of Shares acquired upon the exercise of an NQSO or upon exercise of an ISO when the ISO holding periods have been met, the Participant will recognize capital gain or loss equal to the difference between the sales price of such Shares and the Participant's tax basis in the Shares. That gain or loss will be long-term if the Shares have been held for more than one year as of the date of disposition. The Participant's tax basis in the Shares generally will be equal to the exercise price of the Option plus the amount of any ordinary income recognized in connection with the Option.

        Section 409A of the Code provides that participants in certain "deferred compensation" arrangements will be subject to immediate taxation and, among other penalties, will be required to pay an additional 20% tax on the value of vested deferred compensation if the requirements of Section 409A are not satisfied. Options may be considered "deferred compensation" for purposes of Section 409A unless certain requirements are met. The Company expects that Options granted under the 2008 Plan will meet these requirements and will thus not be subject to Code Section 409A, but no assurances to this effect can be given.

        The Company generally will be entitled to a tax deduction equal to the amount that the Participant recognizes as ordinary income in connection with an Option. The Company is not entitled to a tax deduction relating to any amount that constitutes a capital gain for a Participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the Participant holds the Shares for the requisite ISO holding periods prior to disposing of the Shares.

        Section 162(m) of the Code generally disallows a public company's tax deduction for compensation in excess of $1,000,000 paid in any taxable year to the Company's chief executive officer or any of its other four highest compensated officers (a "covered employee"). Compensation that qualifies as "performance-based compensation", however, is excluded from the $1,000,000 deductibility cap. The Company intends that Options and certain other Awards granted to employees whom the Compensation Committee expects to be "covered employees" at the time a deduction arises in connection with the Awards qualify as "performance-based compensation" such that deductions with respect to Options and such other Awards will not be subject to the $1,000,000 cap under Section 162(m) of the Code. Future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect the ability of the Company to ensure that options or other Awards under the 2008 Plan will qualify as "performance based compensation" such that deductions are not limited by Section 162(m) of the Code.

        Awards made under the 2008 Plan may provide for accelerated vesting and/or accelerated payment in the event of a change-in-control of the Company. If there is a change-in-control of the Company, amounts paid under the 2008 Plan may be characterized as "parachute payments" under Section 280G of the Code, which may result in a 20% excise tax being imposed on the participant with respect to a portion of such amounts and a corresponding lost tax deduction for the Company.

        The foregoing discussion, which is general in nature and is not intended to be a complete description of the federal income tax consequences of the 2008 Plan, is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to Participants in the 2008 Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2008 Plan should consult a tax adviser as to the tax consequences of participation.

PLAN BENEFITS

        The Company believes that Awards granted under the 2008 Plan will be granted primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Since the 2008 Plan is a discretionary plan, the persons to whom Awards may be made and the amount of benefits that will be received or allocated under the 2008 Plan in the future are not determinable. We believe the number, type and terms of the Awards made under the 2008 Plan for 2011 will be substantially similar to those granted under the 2008 Plan for 2010. The following table sets forth the Awards that were granted in 2010 under the 2008 Plan. The Dollar Value was calculated using the closing price of the Company's Common Stock on December 31, 2010:

PLAN BENEFITS

Name and Position	Dollar Value($)	Number of Units
Michael Gooch,	—	—
Chief Executive Officer
James Peers,	614,615	131,048
Chief Financial Officer
Colin Heffron,	1,702,015	362,903
President
Ronald Levi,	1,796,575	383,065
Chief Operation Officer
J. Christopher Giancarlo,	120,463	25,685
Executive Vice President
Scott Pintoff,	120,463	25,685
General Counsel and Corporate Secretary
Executive Group	4,354,131	928,386
Non-Executive Director Group	440,077	93,833
All Employees Group (excluding Executive Officers)	33,327,454	7,106,067

Total	38,121,662	8,128,286

The Board unanimously recommends a vote "FOR" the approval of the Amendment to the GFI Group Inc. 2008 Equity Incentive Plan.

 IV. ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company is seeking your advisory (non-binding) vote on its executive compensation. The Company asks that you support its executive compensation program that is discussed under the heading "Compensation Discussion and Analysis" contained in this Proxy Statement, together with the executive compensation disclosed in the "Executive Compensation" section and the accompanying tables contained in this Proxy Statement. Please note that your vote is advisory and therefore will not be binding on the Board, the Compensation Committee or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

        As discussed in the Company's Compensation Discussion and Analysis below, the Company's executive compensation program is performance based, whereby a substantial portion of the total compensation for each named executive officer is variable and delivered on a pay-for-performance basis, considered in light of general economic and specific company, industry and competitive conditions. In addition, it is designed to align the interests of executive officers with those of the Company's stockholders through the use of long-term incentive compensation, such as the granting of restricted stock units that vest over time, subject to continued employment. As such, we believe our compensation program provides the right balance of competitive pay and long-term incentives to our executives to align their interests with stockholders and make it possible for us to retain highly qualified executives to support our company and our business objectives. Therefore, the Board unanimously supports the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

  RESOLVED, that the stockholders approve the compensation of the Company's named executive officers as described in this proxy statement under "Executive Compensation", including the Compensation Discussion and Analysis and the tabular and the accompanying compensation tables contained in this proxy statement.

The Board unanimously recommends a vote "FOR" the Company's compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement.

 V. ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

        The Company is also seeking your advisory (non-binding) vote with regard to the frequency of future stockholder advisory votes on our executive compensation. The Company is proposing and asks that you support a frequency period of every three years (a triennial vote) for future non-binding shareholder votes on the compensation of our named executive officers.

        The Board has determined that an advisory vote on executive compensation every three years is the most advisable based on a number of considerations, including the following:

  •
  Our long-term incentive compensation program is designed to reward performance over a multi-year period. For example, as discussed in the Compensation Discussion and Analysis, the long-term incentive component of an executive officer's annual incentive compensation represented between 35-100% of such executive officer's annual incentive compensation. Long-tem incentive compensation is generally in the form of a grant of restricted stock units that vest over a period of three years. Therefore, an advisory vote held every three years would be more consistent with, and provide better input on, our long-term compensation practices;

  •
  A triennial advisory vote will give the Board sufficient time to thoughtfully consider the results of the vote and to implement any desired changes to our executive compensation policies and procedures; and

  •
  A triennial advisory vote will provide stockholders sufficient time to evaluate the effectiveness of our executive compensation program, including our long-term compensation strategies.

The Board unanimously recommends a vote "FOR" the proposal to conduct an advisory vote on executive compensation every three years.

 EXECUTIVE OFFICERS

        In addition to Messrs. Gooch and Heffron, who are members of the Board and whose biographical information is set forth above, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Name	Age	Position(s)
J. Christopher Giancarlo	51	Executive Vice President—Corporate Development
Ronald Levi	49	Chief Operating Officer
James Peers	60	Chief Financial Officer
Scott Pintoff	40	General Counsel and Corporate Secretary

        J. Christopher Giancarlo, Executive Vice President, Corporate Development, joined our Company in April 2001 following our acquisition of Fenics, where he structured strategic alliances with major investment banks. Prior to joining Fenics in 2000, Mr. Giancarlo was a corporate partner in the New York law firm of Brown Raysman Millstein Felder & Steiner, LLP from 1997 to 2000.

        Ronald Levi, Chief Operating Officer, joined our Company in 1993 and became our Chief Operating Officer in May 2006. Prior to becoming Chief Operating Officer, Mr. Levi held the position of Managing Director since 2001. Prior to joining our Company, Mr. Levi was the Director of Fixed Income at Garban plc.

        James Peers, Chief Financial Officer, joined our Company in August 2002. Prior to joining our Company, Mr. Peers was a Senior Vice President at Bank One in Chicago from 1999 to 2001 where he held various positions, including Corporate Controller. He also was the Chief Financial Officer for Rabobank International in New York and a Senior Vice President—Corporate Development for Canadian Imperial Bank of Commerce in New York. Mr. Peers is a Certified Public Accountant and Chartered Accountant and was a partner at Ernst & Young where he spent 18 years working in their Toronto and Chicago offices.

        Scott Pintoff, General Counsel and Corporate Secretary, joined our Company in April 2000. Prior to assuming the duties of General Counsel in April 2002, Mr. Pintoff was GFI's Associate General Counsel. Before joining our Company, he was an associate with the law firm of Dewey Ballantine LLP from 1996 to 2000.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        In this section, we discuss certain aspects of our compensation policies as they apply to our principal executive officer, our principal financial officer, and our four other most highly-compensated executive officers in 2010. We refer to these six persons throughout as the "named executive officers." Our discussion focuses on compensation and policies relating to the year ended December 31, 2010, which was our most recently completed fiscal year. For 2010, our Compensation Committee has determined that Messrs. Gooch, Heffron, Levi, Peers, Giancarlo and Pintoff are our executive officers. These executive officers also comprise our Global Strategy Committee.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

        Our executive compensation program is designed to drive and reward superior corporate performance on an annual basis and, through increasing stockholder value, over the long-term. We try to ensure that total compensation is internally equitable and externally competitive by meeting the following core objectives:

  •
  Performance based:  A substantial portion of the total compensation for each named executive officer is intended to be variable and delivered on a pay-for-performance basis, considered in light of general economic and specific company, industry and competitive conditions. We also believe that executive compensation should reflect achievement of Company goals established at the beginning of the fiscal year, as well as reflect specific achievements by such individuals over the course of the year.

  •
  Alignment with Stockholders:  The compensation program is intended to increase executive stock ownership over time and align executive interests with the interests of stockholders.

  •
  Competitive:  Due to the intensely competitive nature of the wholesale brokerage industry, we intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain the most talented and dedicated executives possible.

  •
  Flexible:  The executive compensation program is designed to be flexible as business conditions, competition for executives and stockholder requirements change and/or are modified.

  •
  Discourage Unnecessary or Excessive Risk Taking.  The Company's compensation program is intended to discourage our executive officers from taking risks that are unnecessary or excessive. The Company grants equity incentive awards that span only long-term time frames and uses broad Compensation Committee discretion to determine awards in order to discourage executive officers from taking such risks.

        We are a company whose named executive officers must combine an expertise in the wholesale brokerage of a broad range of products with the knowledge and ability to create, implement and deliver sophisticated trade execution and support technology solutions. Further, as we maintain a relatively flat organization, our named executive officers must have the ability and desire to manage tactical details, to effectively communicate to and lead broad teams of employees across all levels of the organization and they must be able to think strategically and broadly. Our business is particularly demanding on our senior executives and those who can flourish in this environment are not easily found due to the unique and distinct competencies that are required for success. Accordingly, because of the challenges presented by current business and regulatory conditions and the potential impact of these conditions on our ongoing operating results, the Compensation Committee believes that our ability to retain our current team of experienced named executive officers is critical to the Company's success.

ROLE OF THE COMPENSATION COMMITTEE

        The Compensation Committee establishes our compensation policies, provides guidance for the implementation of those policies and determines the amounts and elements of compensation for our named executive officers. The Compensation Committee's function is more fully described in its charter, which has been approved by our Board of Directors. The charter is available for viewing or download on our corporate website at www.gfigroup.com under the Investor Relations—Corporate Governance caption.

        The Board of Directors has determined that each member of the Compensation Committee is an "independent director" in accordance with The New York Stock Exchange listing standards, a "non-employee director" under the applicable SEC rules and regulations and an "outside director" under the applicable tax rules.

COMPETITIVE POSITIONING

        We strive to maintain the highest levels of performance within the wholesale brokerage industry. To attain this high level of performance, we require the leadership and services of experienced managers with extensive knowledge of our markets, customers and employees. The pool of high-quality candidates who can provide effective leadership and strategic vision in our industry, and who can drive the performance of a significant area of our business, is smaller than the sum of our leadership needs and those of our competitors, resulting in significant competition for available executives. We therefore consider our named executive officers to be a valuable resource, particularly those executive officers who manage our brokerage operations. We believe that it is imperative that our compensation packages for our named executive officers remain attractive and competitive in comparison to other firms in our industry.

        We believe that information regarding pay practices at other firms in our industry, when available, is useful in two respects. First, as discussed above, we recognize that our pay practices must be competitive in our marketplace because we directly compete with the companies in our peer group to hire executive talent. By understanding the compensation practices and levels of the Company's peer group, the Company enhances its ability to attract and retain a highly skilled and motivated executive leadership team, which is fundamental to the Company's growth and delivery of value to stockholders. Second, this marketplace information is one of the many factors we consider in assessing the reasonableness of compensation, particularly for our Chief Executive Officer, President and Chief Operating Officer.

        The Compensation Committee therefore reviews the publicly available pay data with respect to other companies in the institutional intermediation industry, including other wholesale brokers such as BGC Partners Inc., Compagnie Financiere Tradition, ICAP plc and Tullett Prebon LLC, and exchanges such as Intercontinental Exchange Inc. For 2010, the Compensation Committee reviewed comparative pay data collected from publicly available sources by the Company and did not retain any external consultants or engage in any benchmarking in support of this review.

COMPOSITION OF COMPENSATION FOR NAMED EXECUTIVE OFFICERS

        The key components of our named executive officer compensation program are base salary, annual cash incentive compensation and long-term equity compensation. In addition, our named executive officers have the opportunity to participate in our Company-wide benefit plans and to receive certain personal benefits, as described below.

  Pay Elements—Overview

        We utilized four main components of compensation for our named executive officers for 2010:

  •
  base salary that reflects the particular individual's role and responsibilities, experience, expertise;

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  annual variable cash performance awards pursuant to our 2008 Senior Executive Annual Bonus Plan that are designed to fluctuate upwards or downwards, as appropriate, with individual and corporate performance;

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  long-term incentives, which, in 2010, consisted of grants of restricted stock units pursuant to our 2008 Equity Incentive Plan; and

  •
  benefits and perquisites, including those offered to all employees, such as healthcare benefits and life insurance; and additional benefits, such as transportation, which we believe assist our executive officers in performing their duties.

        In addition to the foregoing elements, we have entered into employment agreements with our named executive officers, other than our Chief Executive Officer, that provide for certain payments and benefits in the event of certain terminations of their employment or a change in control of the Company. See "Potential Payments Upon Termination or Change-In-Control" for additional detail on potential payments under specific events of termination or upon a change of control.

  Base Salary

        The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature and is generally competitive with market practices. Base salaries for our named executive officers are reviewed and approved annually by the Compensation Committee. When setting base salaries, the Compensation Committee considers the executive's role and responsibilities, the recommendations of our Chief Executive Officer, any existing contractual commitments set forth in the employment agreements of the executive and external competitive demands. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our named executive officers accounts for less than half of their overall compensation. In 2010, the base salaries paid to our named executive officers ranged from approximately 21% to 45% of their total compensation for the year (which includes base salary paid during 2010, cash performance awards paid in the first quarter of 2011 and the dollar value of any long-term incentive compensation granted in the first quarter of 2011).

        The Compensation Committee generally has not adjusted the base salaries for our named executive officers following their annual review unless an executive has been appointed to a new position or taken new responsibilities or, if the Compensation Committee deems it necessary to remain competitive with the Company's peer group. Except for Mr. Pintoff and Mr. Giancarlo, whose base salaries were increased to $400,000 during 2010 to remain competitive with their peer group, the base salaries of our named executive officers were unchanged in 2010.

  Annual Incentive Compensation

        2008 Senior Executive Bonus Plan.    Section 162(m) of the Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer and any other executive officer (other than the Chief Financial Officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements.

        To ensure the tax deductibility of any performance-based cash or equity compensation awarded to our named executive officers (other than our Chief Financial Officer) in 2010, the Compensation Committee adopted the 2008 Senior Executive Annual Bonus Plan (the "2008 Annual Bonus Plan") which was approved by stockholders at the 2008 Annual Meeting. The 2008 Annual Bonus Plan was structured in a manner intended to qualify any performance-based cash or equity compensation awarded to our named executive officers as "performance-based compensation" eligible for deductibility under Code Section 162(m).

        The 2008 Annual Bonus Plan, administered by the Compensation Committee, provides a significant portion of the total compensation paid to our named executive officers. The plan was established in 2008 and provides for payments of cash and equity bonuses to our executive officers and the executive officers of our subsidiaries. The plan is designed to reward our named executive officers for their contributions toward the improved profitability and growth of our Company. The maximum amount of compensation that may be paid under the plan to any participant for any single year is $7,000,000. Awards pursuant to the plan may be based upon the satisfaction of performance goals established by the Compensation Committee. Performance goals may, in the Compensation Committee's discretion, be based on any performance criterion the Compensation Committee elects to use, either alone or in any combination. The Compensation Committee may also grant awards to participants under the plan on a discretionary basis for outstanding performance without the attainment of any specified performance targets. Cash bonus awards are contingent upon employment with the Company through the payment date.

        Annual equity grants to our named executive officers are made pursuant to the 2008 Equity Incentive Plan. This plan is administered by the Compensation Committee and permits the grant of non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and performance units. Since January 2005, we have granted only restricted stock units to our named executive officers under the Company's equity incentive plans. Generally, grants to named executive officers vest over time, typically one-third each year over a three-year period and, in each case, are subject to the terms and conditions of a separate grant agreement with the named executive officer. However, the Compensation Committee has occasionally used a different vesting schedule in circumstances where the award is intended to facilitate greater retention of a key employee or to recognize exceptional performance.

        2010 Bonus Program.    For 2010, the Compensation Committee established an incentive bonus pool for our executive officers pursuant to the 2008 Annual Bonus Plan. The terms and conditions of the bonus pool, including the performance criteria, were set forth in the 2010 Officer Bonus Program (the "2010 Bonus Program"), which was adopted by the Compensation Committee on March 16, 2010. Pursuant to the 2010 Bonus Program, the amount of the total bonus pool for 2010 was determined by taking a pre-determined formula based on the Company's results of operations for calendar year 2010 (the "Performance Period"). Each executive officer participating in the 2010 Bonus Program was also limited to receiving a pre-determined maximum individual percentage of the total bonus pool. Following the completion of the Performance Period, the Compensation Committee determined that the performance criteria were met by the Company and certified the same before any bonus was actually paid. The 2010 Bonus Program gave the Compensation Committee the right, in its sole discretion, to reduce the amount to be paid based upon that Committee's assessment of the participant's individual performance or for any other reason. The 2010 Bonus Program did not permit the Compensation Committee to increase a bonus payment above the objectively-determined amount.

        Pursuant to the 2010 Bonus Program, the bonus pool accrual under the 2010 Bonus Program (in which our named executive officers other than our Chief Financial Officer participated) was equal to the greater of 15% of adjusted EBITDA, 30% of adjusted net income and 2% of adjusted revenues for 2010, provided that the Company reached one of the following performance goals: (i) adjusted EBITDA for 2010 was equal to or exceeded $80.0 million, (ii) adjusted net income for 2010 was equal to or exceeded $35.0 million or (iii) adjusted revenue for 2010 was equal to or exceeded $700.0 million. There was no minimum guaranteed accrual under the 2010 Bonus Program. The general objective of this formula was to align executive bonuses with growth in revenues and net income, which ultimately correlate to earnings per share.

        The maximum amount that could be earned from the bonus pool by the named executive officers who participated in the 2010 Bonus Program was established as a percentage of the total bonus pool and was determined based on the named executive officer's role, responsibilities, and expertise; comparable pay levels for peers within the Company, and in other companies for similar positions; the level of competition that exists within the market for a given position; and the named executive officer's ability to contribute to our results of operations and/or realization of our on-going strategic initiatives. The percentage of the bonus pool that could be earned by Mr. Gooch was 30%, the percentage for Mr. Heffron was 26%, the percentage for Mr. Levi was 24% and the percentage that could be earned by Messrs. Giancarlo and Pintoff was 10% each. Any amount of the bonus pool not paid to the named executive officers reverted to the general funds of the Company.

        In 2010, we did not set individual financial performance goals for the named executive officers for achievement of incentive compensation, and there were no specific quantitative individual-level financial goals used to determine compensation. However, the Compensation Committee is apprised of the overall individual performance for each of the named executive officers by the Chief Executive Officer. The Compensation Committee, in turn, assesses the performance of the Chief Executive Officer and considers the individual performance of each named executive officer when determining their actual level of cash and equity bonus award.

        The actual level of cash and equity bonus awards for each of the named executive officers was determined in the context of our financial performance in 2010, each officer's individual efforts and accomplishments and, to a lesser extent, comparative market data. At the conclusion of the 2010 Performance Period, the Compensation Committee determined the maximum amount that could be paid to each named executive officer and exercised its discretion to pay each executive an amount that was lower than the maximum amount permitted. Accordingly, while $19.8 million was permitted under the funding formula for the 2010 Bonus Program, the Compensation Committee reduced these potential payouts to an aggregate of $6.9 million (including the value of the restricted stock units). A further discussion regarding the Compensation Committee's use of negative discretion appears below.

        The Company's Chief Executive Officer, President, Chief Operating Officer, Executive Vice President and General Counsel and Corporate Secretary comprise the five individuals who participated in the Company's 2010 Bonus Program Plan for the 2010 Performance Period. To determine participants in the 2010 Bonus Program, the Company relied on Notice 2007-49 issued by the Internal Revenue Service ("IRS"), which provides that the "covered employee" group for tax years ending on or after December 15, 2006 consists only of the principal executive officer of the Company (which, in our case, is our Chief Executive Officer) and the three most highly compensated officers for the tax year other than the Chief Executive Officer and the principal financial officer of the Company (which is our Chief Financial Officer). Our Chief Financial Officer, therefore, is not a "covered employee" for purposes of determining compliance with Section 162(m) of the Internal Revenue Code and thus our Chief Financial Officer has not been included as a participant in the 2010 Bonus Program. Despite his exclusion from the 2010 Bonus Program, our Chief Financial Officer's incentive opportunities and actual bonus pay determinations remain subject to the Compensation Committee's discretion.

        Compensation Committee Determinations and Relevant Factors.    The table below shows the actual payout amounts for each of the named executive officers who participated in the 2010 Bonus Program in relation to the maximum they were allowed to receive. While $19.8 million was permitted under the funding formula for the 2010 Bonus Program, the Compensation Committee reduced these potential payouts to an aggregate of $6.9 million (including the value of the restricted stock units). A detailed discussion of the actual bonus payments awarded to each named executive officer, including the Chief Financial Officer, appears later in this section.

Limitations by Officer	Maximum Percentage	Maximum Amount	Actual Bonus Paid (including restricted stock units)
Chief Executive Officer	30%	$5,950,000	$1,248,755
President	26%	$5,160,000	$2,622,388
Chief Operating Officer	24%	$4,760,000	$2,167,441
Executive Vice President	10%	$1,980,000	$462,261
General Counsel and Corporate Secretary	10%	$1,980,000	$462,261

Total	100%	$19,830,000	$6,963,106

        The Compensation Committee believes that the allocation of the bonus pool among our named executive officers for 2010 was appropriate based upon the individual information and corporate data it reviewed. When determining the amount of bonus and incentive compensation to be paid for 2010, the Committee reviewed and considered the following information:

  •
  A self-evaluation of the Chief Executive Officer, as well as feedback from the full Board, gathered by the Chair of the Compensation Committee, regarding the performance of the Chief Executive Officer for 2010;

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  The Chief Executive Officer's review and evaluation of each other named executive officer, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discussed with the Chief Executive Officer;

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  The financial performance of the Company and other companies in the wholesale brokerage industry with which we compete, including (i) the total relative stockholder return and price to earnings ratio of the Company and our competitors and (ii) the revenues, earnings per share and contribution margin achieved by the Company in 2010;

  •
  The Company's success in attaining key operating objectives, such as growth or maintenance of market position, development of new products, technologies and marketplaces, compliance with new regulations, completing and integrating acquisitions, meeting established goals for revenues, EBITDA and net income and maintenance of, and development of new, customer relationships;

  •
  The employment agreement of our Chief Operating Officer, which provides that the aggregate gross compensation paid to him, including but not limited to base salary, discretionary bonus and the grant date value of any equity grants, shall not be less than $2,700,000 during each calendar year of the term of the employment agreement, subject to the Company achieving the Code Section 162(m) goals applicable to other executive officers of the Company for the applicable calendar year;

  •
  Total compensation, as well as each element of compensation, paid to the named executive officers, including the Chief Executive Officer, for the current and prior two years; and

  •
  Total proposed compensation, as well as each element of proposed compensation, for 2010, taking into account the recommendations of the Chief Executive Officer.

        For the 2010 fiscal year, the Compensation Committee had to balance our 2010 operating results, which were impacted by the challenging economic and regulatory conditions that were prevalent in the over-the-counter derivative and other financial markets in which we provide our services, with the accomplishment of certain qualitative corporate and individual strategic goals and initiatives. In addition, the Compensation Committee focused on retention and motivation of the executive management team as they believe that continuity in leadership is critical during these challenging market and regulatory conditions. The factors below influenced the total amount of cash bonus and annual restricted stock unit grants approved by the Compensation Committee for our named executive officers:

  •
  The Company's total revenues increased by approximately 5.3% and the Company's net income and diluted earnings per share increased by approximately 57.3% and 53.8%, respectively, over 2009. In addition, the Company generated positive operating cash flows of approximately $96.1 million for 2010. In particular, in determining the Chief Executive Officer's bonus for 2010, the Compensation Committee focused on these indicators of corporate financial performance;

  •
  The Company's stock price increased by approximately 3.1% during 2010;

  •
  Individual performance level against the named executive officer's job description, quality of work and management and motivation of employees, as well as contributions toward the Company's achievement of strategic goals and financial and operating results;

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  The significant role of our named executive officers during 2010 in: (i) maintaining the Company's revenues despite low trading volumes in many of the Company's product areas; (ii) the completion and integration of several acquisitions, including the acquisition of Kyte, (iii) the extension and amendment of the Company's credit facility; (iv) recruiting and/or retaining the Company's senior management team and key producers; (v) moving the Company's common stock listing to the NYSE; and (vi) successfully managing through elevated business and counterparty risks during the year;

  •
  The Company's continuing development and strategic deployment of technology services and products, including the increased usage of the Company's proprietary trading technologies, matching sessions and request for quote systems by the Company's customers, and the strengthening of the functionality and reputation of the Company's leading Trayport® and Fenics® product suites;

  •
  Maintaining the Company's leadership within the wholesale brokerage industry on legislation relating to the regulation of the OTC derivatives markets and actively preparing the Company for registration with the SEC and CFTC as a swap execution facility or "SEF";

  •
  The Chief Executive Officer's recommendations regarding the bonus for each of the other named executive officers, such officer's compensation in the prior year, the progression of the officer's compensation, responsibilities and performance during the last three years and any applicable bonus guarantees in such executive's employment agreement;

  •
  The pay practices of the Company's peer group; and

  •
  Finally, as stated above, retention, continuity and motivation of leadership also factored into the compensation decisions for all named executive officers.

        Taking into account all of the information described above, the Compensation Committee evaluated the performance of our Chief Executive Officer and each other named executive officer and approved the following 2010 cash bonus and annual equity incentive compensation for our named executive officers:

Name	Cash	Restricted Stock Units(1)		Total ($)
Michael Gooch, Chief Executive Officer	—	$1,248,755 (248,756 units	)	$1,248,755
James Peers, Chief Financial Officer	$500,000	$265,327 (52,854 units	)	$765,327
Colin Heffron, President	—	$2,622,388 (522,388 units	)	$2,622,388
Ron Levi, Chief Operating Officer	$1,000,000	$1,167,441 (232,558 units	)	$2,167,441
Christopher Giancarlo, Executive Vice President	$250,000	$212,261 (42,283 units	)	$462,261
Scott Pintoff, General Counsel and Corporate Secretary	$250,000	$212,261 (42,283 units	)	$462,261

(1)
Represents the dollar value, as of March 31, 2011, of the restricted stock unit award approved by the Compensation Committee as part of the named executive officer's annual incentive compensation for 2010. The restricted stock units were granted on March 31, 2011. As described below, the number of restricted stock units granted to our Chief Executive Officer and President was determined by dividing the total dollar value designated by the Compensation Committee to be paid to the officer in restricted stock units by 85% of the average of the closing prices of our Common Stock over the first two-week period in the month of March 2011 (which was $4.02). The number of restricted stock units granted to our other Executive Officers was determined by dividing the total dollar value designated by the Compensation Committee to be paid to the officer in restricted stock units by the average of the closing prices of our Common Stock over the first two-week period in the month of March 2011 (which was $4.73).

        Form of Payment.    Consistent with our compensation philosophy, the Compensation Committee generally intends that annual incentive compensation for all of our named executive officers consist of a cash bonus and an annual grant of equity compensation. However, for 2010, the Committee provided that each of our named executive officers could elect to receive their bonus entirely in restricted stock units and, to the extent that any named executive officer made such an election, the total number of restricted stock units granted to such officer would be increased by 15%. The Committee believes that giving our named executive officers the opportunity to elect to receive their annual bonus entirely in restricted stock units that vest over three years is appropriate because the Committee believes that any named executive officer who makes such an election will be further motivated to adopt a long-term perspective that aligns with their equity holdings. Each of our Chief Executive Officer and President elected to receive their annual incentive compensation for 2010 entirely in restricted stock units. Subject to the Committee's decision to allow our named executive officers to make a similar election in future years, it is the Committee's intention that all named executive officers be paid with a combination of cash and equity incentive compensation going forward.

        As the chart below illustrates, the aggregate amount of cash bonus payments for the named executive officers for 2010 was increased by 43% from 2009 as four of our named executive officers received a cash bonus for 2010 (whereas only three of the named executive officers received a cash bonus for 2009). The equity component set forth in the table above represented between 35% to 100% of the total annual incentive compensation and 24% to 79% of total compensation (including, for this purpose, base salary) and was paid out entirely in restricted stock units under the 2008 Equity Incentive

Plan. A summary of cash bonuses awarded to our named executive officers for 2009 and 2010 is as follows:

Cash Bonus Payments	2009	2010	Year-over-Year Percentage Change
(In thousands)
Chief Executive Officer	$1,000,000	$0	(100)%
President	$0	$0	0%
Chief Financial Officer	$0	$500,000	n/a
Chief Operating Officer	$0	$1,000,000	n/a
Executive Vice President	$200,000	$250,000	25%
General Counsel and Corporate Secretary	$200,000	$250,000	25%
Total Paid	$1,400,000	$2,000,000	43%

        In compliance with our share-based awards granting policy, the restricted stock units were granted on March 31, 2011 and approximately 33% of those restricted stock units will vest on each of the first, second and third anniversaries of the date of grant respectively, subject to the terms and conditions of the applicable award agreements. In light of the election of our Chief Executive Officer and President to receive their annual incentive compensation entirely in restricted stock units for 2010, the Compensation Committee determined the number of restricted stock units granted to our Chief Executive Officer and President by dividing the total dollar value designated by the Compensation Committee to be paid to the officer in restricted stock units by 85% of the average of the closing prices of our Common Stock over the first two-week period in the month of March (which was $4.02). The number of restricted stock units granted to our other executive officers was determined by dividing the total dollar value designated by the Compensation Committee to be paid to the officer in restricted stock units by the average of the closing prices of our Common Stock over the first two-week period in the month of March 2011 (which was $4.73).

        Other Compensation.    Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. However, we do not generally provide pension arrangements, post-retirement health coverage or similar benefits to our executive officers or employees. The primary perquisites we provide are housing subsidies, insurance premiums, personal security and /or transportation. The Company maintains corporate apartments that are available for use by employees, including our named executive officers, for business purposes, when traveling for business or as temporary housing in the case of relocation. During 2010, Mr. Levi received housing and tuition subsidies while he was performing duties for the Company abroad. In addition, we provide each of Mr. Gooch and Mr. Heffron with the use of a car and a driver for business purposes, which may be used by them from time to time for personal transportation. We believe that these additional benefits assist our executives in performing their duties and provide them with time efficiencies and security. All present and future practices regarding perquisites and other personal benefits for our named executive officers will be subject to periodic review by our Compensation Committee. For a discussion of potential severance payments to our named executive officers, see the section titled "Potential Payments upon Termination or Change-in-Control" contained herein.

        We offer medical, dental, life insurance and short-term disability to all employees on a non-discriminatory basis. We provided each of our executive officers with a group personal excess liability policy that generally provides between $10 million and $25 million of additional liability protection for which the premiums were less than $3,750 for each officer.

OTHER GUIDELINES AND PROCEDURES AFFECTING COMPENSATION FOR NAMED EXECUTIVE OFFICERS

        Share-Based Compensation—Procedures Regarding Committee Approval and Delegation of Authority.    The Compensation Committee approves all grants of stock-based compensation to our Chief Executive Officer and all of our other named executive officers who are subject to Section 16(b) of the Exchange Act.

        For 2010, the Compensation Committee delegated to each of our Chief Executive Officer and President the authority to make and approve specific awards to employees, other than those who are executive officers, from a pre-determined pool of equity based awards. While the Compensation Committee may delegate specific grant-making authority to the Chief Executive Officer or President (except with respect to the senior officers described above), the Committee reviews such grants and oversees the administration of the program. For 2010, the Compensation Committee approved a pool of restricted stock unit awards to be available for grant to non-executive officers with a dollar value (measured as of each applicable grant date) not to exceed $45 million. For 2011, the Compensation Committee also has approved a pool of restricted stock unit awards with a dollar value (measured as of each applicable grant date) not to exceed $35 million, which will be available for grant only to non-executive officers.

        Share-Based Compensation—Procedures Regarding Timing and Pricing of Awards.    It is the policy of the Company and the Compensation Committee that all grants of share-based awards to our named executive officers must be appropriately authorized, calculated, approved and granted. Our policy is to make grants of equity-based compensation only at current market prices or based on pre-determined average prices for a fixed period preceding the grant date. It is also our policy to make grants only on the last day of a month. With regard to annual grants to our named executive officers that form part of their annual incentive compensation, it is our policy to make such grants on the last day of the month in which any annual cash bonus is paid to the executive.

        Our granting policy is designed to make stock awards in a manner such that they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of awards to new executives in coordination with the release of material non-public information and, instead, these grants, like all other grants, have grant dates corresponding to the last day of the month in which such grant was approved.

        We follow the same procedures regarding the timing of grants to our named executive officers as we do for all other participants.

        Role of Executive Officers and External Consultants in Determining Executive Compensation.    The Compensation Committee oversees the administration of executive compensation plans, including the design, performance objectives and award opportunities for the executive incentive programs, and certain employee benefits. The Compensation Committee has the authority to determine and approve all compensation and awards to our Chief Executive Officer and makes recommendations to the full Board with regard to the compensation and awards for all other members of our Global Strategy Committee. Our Chief Executive Officer, President and Chief Financial Officer assist the Compensation Committee in making their recommendations with regard to the compensation and awards for the non-Chief Executive Officer members of our Global Strategy Committee. The Chief Executive Officer reviews, evaluates and discusses the performance of each member of our Global Strategy Committee with the Compensation Committee and provides his own recommendations regarding the bonus and incentive compensation to be paid to each such executive. As previously discussed, the Compensation Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the Chief Executive Officer and the President the authority to make and approve specific awards to employees other than executive officers. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

        In determining total compensation and allocating the elements of total compensation for our named executive officers, individually and as a group, the Compensation Committee may be periodically assisted by an external consultant retained by the Compensation Committee. However, during 2010, the Compensation Committee did not retain any external consultants.

        Equity Compensation Retention Guidelines.    The Compensation Committee has adopted an Equity Compensation Retention Guideline for our executive officers, including our named executive officers, to help ensure they maintain an economic stake in the Company. The guidelines provide that all executive officers with retained equity compensation holdings with a market value of greater than $500,000 cannot sell more than 30% of the vested shares they received from the lapse of restricted stock units or the exercise of stock options in any single quarter. The guidelines provide that the Chief Executive Officer can exercise his discretion to allow an exception to these guidelines in exceptional circumstances where an executive has a particular need for portfolio diversification or liquidity.

TAX CONSIDERATIONS

        Tax Deductibility.    It is the Compensation Committee's intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. Section 162(m) of the Code imposes limits on the amount of compensation paid to named executive officers that can be deductible in any particular year unless such compensation is eligible for deduction under Code Section 162(m). At this time, all compensation paid to our named executive officers is intended to be deductible under Code Section 162(m).

        Excise Taxes on Parachute Payments.    We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our named executive officers, which might have the effect of frustrating the purpose(s) of such compensation. Code Sections 280G and 4999 provide, respectively, that any "excess parachute payments" made in connection with a change-in-control of the Company will be nondeductible by the Company and will result in a 20% excise tax to the recipient. Each of our named executive officers, other than Mr. Gooch, have employment agreements that provide for the payment of benefits if their employment is terminated in certain circumstances following a change-in-control. We may also enter into a similar agreement with Mr. Gooch in the future. In the event that any of our named executive officers were to receive an "excess parachute payment" under their existing employment agreements, such agreements do not provide for any tax protection for them in the form of a gross-up payment.

        Deferred Compensation.    Amounts that are deferred or which become vested under our nonqualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which imposes restrictions on the timing of elections to defer income, and the time and form of payment of deferred compensation. Failure to comply with Code Section 409A results in accelerated income inclusion for the recipient of deferred compensation, as well as a 20% additional tax and additional interest penalties. We believe that our plans and employment agreements that are subject to Code Section 409A comply with Code Section 409A

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

        Submitted by the Compensation Committee of the Board:

  John Ward, Chair
  Frank Fanzilli
  Richard Magee

SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning all compensation earned for the years ended December 31, 2010, 2009 and 2008 by our Chief Executive Officer, our Chief Financial Officer and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer and Chief Financial Officer) serving as of December 31, 2010, 2009 and 2008 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Gooch	2010	850,000	—	—	139,455	989,455
Chief Executive Officer	2009	850,000	1,000,000	—	155,892	2,005,892
	2008	900,000	700,000	467,282	155,503	2,222,785
James Peers	2010	350,000	500,000	758,768	66,568	1,675,336
Chief Financial Officer	2009	350,000	—	368,685	37,356	756,041
	2008	350,000	350,000	257,005	2,093	959,098
Colin Heffron	2010	700,000	—	2,101,208	117,285	2,918,493
President	2009	700,000	—	860,261	136,794	1,697,055
	2008	700,000	900,000	560,738	123,429	2,284,167
Ronald Levi	2010	600,000	1,000,000	2,217,946	340,221	4,158,167
Chief Operating Officer	2009	600,000	—	860,261	408,937	1,869,198
	2008	600,000	800,000	1,516,467	417,908	3,334,375
J. Christopher Giancarlo	2010	375,000	250,000	148,716	2,487	776,203
Executive Vice President	2009	300,000	200,000	184,341	2,800	687,141
	2008	300,000	200,000	140,184	2,093	642,277
Scott Pintoff	2010	375,000	250,000	148,716	2,499	776,215
General Counsel and Corporate	2009	300,000	200,000	184,341	2,800	687,141
Secretary	2008	300,000	200,000	140,184	2,093	642,277

(1)
Represents the base salary paid to such named executive officer for 2010, 2009 and 2008, respectively.

(2)
Represents the cash portion of the annual incentive compensation paid to such named executive officer for 2010, 2009 and 2008, respectively, which amounts were paid in the first quarter of the following year.

(3)
The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs granted to the named executive officers by the Company in each year referenced in the table above, as computed in accordance with Financial Accounting Standards Board's Accounting Standards Codification 718 ("ASC 718"). For grants that vest based only on continued service to the Company, the grant date fair value is determined based on the closing price-per-share of Common Stock on the grant date as reported on the NASDAQ for grant dates prior to October 5, 2010 and as reported on the NYSE for grant dates on and after October 5, 2010. Except for 222,757 RSUs granted to Mr. Levi on September 30, 2008, these grants comprise part of such Named Executive Officer's annual incentive compensation for the calendar year prior to the year in which such grant was made, as discussed in the Compensation Discussion and Analysis, above. Except for 222,757 RSUs granted to Mr. Levi on September 30, 2008, these grants were made on March 31, 2008, March 31, 2009 and March 31, 2010 and do not include any awards made in 2011 as part of the 2010 Bonus Program.

(4)
The amount shown as "all other compensation" includes the following:

Name	Year	Insurance(a)	Automobile and Driver(b)	Personal Security(c)	Housing Expenses(d)	Tuition(e)	Other		Total
Michael Gooch	2010	$5,193	$129,012	$5,250	—	—	—		$139,455
	2009	$5,175	$121,967	$28,750	—	—	—		$155,892
	2008	$3,479	$125,211	$26,813	—	—	—		$155,503
James Peers	2010	$2,989	—	—	—	—	$63,579	(f)	$66,568
	2009	$2,800	—	—	—	—	$34,556	(f)	$37,356
	2008	$2,093	—	—	—	—	—		$2,093
Colin Heffron	2010	$4,580	$112,705	—	—	—	—		$117,285
	2009	$4,525	$107,619	—	—	—	$24,650	(f)	$136,794
	2008	$3,100	$120,329	—	—	—	—		$123,429
Ronald Levi	2010	$3,022	—	—	$298,000	$24,704	$14,495	(g)	$340,221
	2009	$2,800	—	—	$329,965	$76,172	—		$408,937
	2008	$2,093	—	—	$345,975	$69,840	—		$417,908
J. Christopher Giancarlo	2010	$2,487	—	—	—	—	—		$2,487
	2009	$2,800	—	—	—	—	—		$2,800
	2008	$2,093	—	—	—	—	—		$2,093
Scott Pintoff	2010	$2,499	—	—	—	—	—		$2,499
	2009	$2,800	—	—	—	—	—		$2,800
	2008	$2,093	—	—	—	—	—		$2,093

(a)
We offer term life insurance to all U.S. employees in an amount equal to two times total compensation up to a maximum benefit of $1.5 million and in the U.K. equal to four times base salary up to a maximum benefit of 470,400 GBP. The premium cost for this coverage is paid by the Company. In addition, during 2010, the Company paid the premiums for certain excess liability insurance for each of the Named Executive Officers.

(b)
Mr. Gooch and Mr. Heffron are provided with the use of a dedicated car and driver. Although the Company provides this benefit to enhance the security and efficiency of travel of Mr. Gooch and Mr. Heffron, SEC rules require that costs of commuting and other use not directly and integrally related to our business be disclosed as compensation to the executive. The amounts reported above are the portion of the annual lease valuation or depreciation, if applicable, annual driver compensation, fuel, maintenance and parking allocated to commuting or other personal use.

(c)
The Company provides security in certain circumstances for Mr. Gooch. We do not consider any such security costs to be personal benefits since these costs arise from the nature of the Mr. Gooch's employment by the Company. However, the SEC requires certain security costs to be reported as personal benefits, such as the costs of residential security; security provided for commuting to/from work; and security provided during personal travel. The amounts reported are the allocated portion of the total cost paid by the Company for security services and personnel. Total employment costs for security personnel are allocated based on good-faith estimates of the percentage of time security personnel spend in activities we believe would be characterized under applicable rules as personal, such as providing security for commuting and personal travel. For security contractors, the cost is the actual incremental cost of such contractors associated with the executive's personal time.

(d)
Represents amounts paid for housing expenses while a named executive officer was performing duties for the Company abroad.

(e)
Represents amounts paid for tuition for the schooling of children of a named executive officer while such officer was performing duties for the Company abroad.

(f)
Represents amounts paid to Messrs. Peers and Heffron in 2010 and 2009 for dividends they would have received on shares from vested RSU's for which they deferred receipt.

(g)
Represents amounts paid for certain travel expenses of family members of the named executive officer and certain professional tax advisory fees.

GRANT OF PLAN-BASED AWARDS

        The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2010.

Name	Grant Date(1)	Approval Date(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value(4)
Michael Gooch,	—	—	—	—
Chairman of the Board and Chief Executive Officer
James Peers,	3/31/2010	2/20/2010	131,048	758,768
Chief Financial Officer
Colin Heffron,	3/31/2010	2/20/2010	362,903	2,101,208
President
Ronald Levi,	3/31/2010	2/20/2010	383,065	2,217,946
Chief Operating Officer
J. Christopher Giancarlo,	3/31/2010	2/20/2010	25,685	148,716
Executive Vice President—Corporate Development
Scott Pintoff,	3/31/2010	2/20/2010	25,685	148,716
General Counsel and Corporate Secretary

(1)
Pursuant to the Company's policies, the grant date for any award is the last day of the month in which the award is to be granted.

(2)
Represents the date that the Compensation Committee approved the dollar value of the share-based compensation component of such named executive officers annual incentive compensation.

(3)
Represents restricted stock units granted in 2010 to such named executive officers as the share-based compensation component of such named executive officers annual incentive compensation for 2009. The manner in which the Company determines the number of restricted stock units that are granted is discussed in detail in this Proxy Statement under the caption "Compensation Discussion and Analysis."

(4)
Represents the fair value in accordance ASC 718 as of the grant date. For further information on our accounting for share-based compensation, including the assumptions used, see notes 2 and 12 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael Gooch,	—	—	—	—	—	—
Chairman of the Board and	—	—	—	—	11,091	52,017
Chief Executive Officer
James Peers,	—	—	—	—	6,100	28,609
Chief Financial Officer	—	—	—	—	76,953	360,910
	—	—	—	—	131,048	614,615
Colin Heffron,	42,108	—	2.97	Feb 1, 2014	160,000	750,400
President	52,632	—	5.25	Feb 1, 2014	13,309	62,419
	—	—	—	—	179,556	842,118
	—		—	—	362,903	1,702,015
Ronald Levi,	210,528	—	2.97	Jan 1, 2014	11,091	52,017
Chief Operating Officer	—	—	—	—	75,738	355,211
					179,556	842,118
	—	—	—	—	383,065	1,796,575
J. Christopher Giancarlo,	112,000	—	2.97	June 30, 2014	3,328	15,608
Executive Vice President—	—	—	—	—	38,477	180,457
Corporate Development	—	—	—	—	25,685	120,463
Scott Pintoff,	—	—	—	—	3,328	15,608
General Counsel and	—	—	—	—	38,477	180,457
Corporate Secretary	—	—	—	—	25,685	120,463

(1)
As of December 31, 2010, the unvested restricted stock units for each of our named executive officers were due to vest on the following dates:

Mr. Gooch	A) a 2008 grant with 11,091 RSUs that will vest on March 31, 2011.
Mr. Peers	A) a 2008 grant with 6,100 RSUs that will vest on March 31, 2011 (Mr. Peers had previously elected to defer the receipt of these shares until September 1, 2013);

B) a 2009 grant with 37,902 RSUs that will vest on March 31, 2011 and 39,051 RSUs that will vest on March 31, 2012 (Mr. Peers had previously elected to defer the receipt of these shares until September 1, 2014); and

C) a 2010 grant with 43,246 RSUs that will vest on March 31, 2011 and 43,246 RSUs that will vest on March 31, 2012 and 44,556 RSUs that will vest on March 31, 2013 (Mr. Peers had previously elected to defer the receipt of these shares until September 1, 2015).

Mr. Heffron	A) a 2008 grant with 80,000 RSUs that will vest on April 30, 2011 and 80,000 RSUs that will vest on April 30, 2012;
B) a 2008 grant with 13,309 RSUs that will vest on March 31, 2011;
C) a 2009 grant with 88,438 RSUs that will vest on March 31, 2011 and 91,118 RSUs that will vest on March 31, 2012; and
D) a 2010 grant with 119,758 RSUs that will vest on March 31, 2011 and 119,758 RSUs that will vest on March 31, 2012 and 123,387 RSUs that will vest on March 31, 2013.
Mr. Levi	A) a 2008 grant with 11,091 RSUs that will vest on March 31, 2011;
B) a 2008 grant with 75,738 RSUs that will vest on August 31, 2011;
C) a 2009 grant with 88,438 RSUs that will vest on March 31, 2011 and 91,118 RSUs that will vest on March 31, 2012; and
D) a 2010 grant with 126,411 RSUs that will vest on March 31, 2011, 126,411 RSUs that will vest on March 31, 2012 and 130,243 RSUs that will vest on March 31, 2013.
Mr. Giancarlo	A) a 2008 grant with 3,328 RSUs that will vest on March 31, 2011;
B) a 2009 grant with 18,951 RSUs that will vest on March 31, 2011 and 19,526 RSUs that will vest on March 31, 2012; and
C) a 2010 grant with 8,476 RSUs that will vest on March 31, 2011, 8,476 RSUs that will vest on March 31, 2012 and 8,733 RSUs that will vest on March 31, 2013.
Mr. Pintoff	A) a 2008 grant with 3,328 RSUs that will vest on March 31, 2011;
B) a 2009 grant with, 18,951 RSUs that will vest on March 31, 2011 and 19,526 RSUs that will vest on March 31, 2012; and
C) a 2010 grant with 8,476 RSUs that will vest on March 31, 2011, 8,476 RSUs that will vest on March 31, 2012 and 8,733 RSUs that will vest on March 31, 2013.
(2)
Based on the closing market price of our Common Stock on December 31, 2010 of $4.69 per share.

OPTION EXERCISE AND STOCK VESTED

        The following table sets forth certain information concerning options exercised and restricted stock units that vested during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(2)(3)
Michael Gooch,	—	—	20,075		116,234
Chairman of the Board and Chief
Executive Officer
James Peers,	—	—	44,816	(4)(5)	209,291
Chief Financial Officer
Colin Heffron,	—	—	200,641		1,249,711
President
Ronald Levi,	36,844	128,376	184,683		973,016
Chief Operating Officer
J. Christopher Giancarlo,	—	—	26,036		150,748
Executive Vice President—Corporate Development

Scott Pintoff,	—	—	26,170		151,524
General Counsel and Corporate Secretary

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)
Amount represents the number of shares of Common Stock and the value realized upon vesting before any tax withholding due to such vesting.

(3)
We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

(4)
On March 31, 2010, 50,473 RSUs vested with a value of $292,239. Mr. Peers had previously deferred the receipt of 6,650 and 5,921 and 37,902 of these shares until September 1, 2012, September 1, 2013 and September 1, 2014, respectively.

(5)
Includes 14,788 shares that vested on January 25, 2006, 14,788 shares that vested on January 25, 2007 and 15,240 shares that vested on January 25, 2008. Mr. Peers had previously deferred the receipt of these shares until September 1, 2010.

NON-QUALIFIED DEFERRED COMPENSATION

        We do not maintain any non-qualified deferred compensation plans. The Company permits employees, on an individual basis, to elect to defer the receipt of Common Stock deliverable upon the vesting of restricted stock units. If elected, the number of shares of Common Stock otherwise deliverable to such employee on the vesting date will be delivered at a future date selected by such employee. Therefore, the value of the deferred compensation ultimately depends on the value of the Company's Common Stock. The following table sets forth information as of December 31, 2010 with respect to the dollar value of certain shares of Common Stock issuable upon the vesting of restricted stock units for which our named executive officers have elected to defer receipt upon vesting.

Name	Executive Contributions During 2010(1)	Aggregate Balance at December 31, 2010(1)
James Peers	$236,718	$1,441,139	(2)

(1)
Based on the closing market price of our Common Stock on December 31, 2010 of $4.69 per share.

(2)
This amount represents RSUs with a value of $437,010 that have vested and RSUs with a value of $1,004,129 that are due to vest on future dates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        We have entered into certain agreements with our named executive officers and maintain certain plans that may require us to provide compensation to such executives in the event of a qualifying termination of their employment or a change-in-control of the Company. To receive severance benefits following a change-in-control, the employment agreements with our named executive officers specify that there must be two triggering events, a change-in-control of the Company and a subsequent termination of the executive officer's employment without cause or by the named executive officer for good reason. Such triggering events were designed to achieve the Company's dual interest in retention and minimizing the potential cost to the Company of a change-in-control. The double-trigger ensures that we will become obligated to make payments under the change-in-control provisions contained in the employment agreements of certain of our named executive officers only if their employment actually terminates as a result of the change-in-control. In addition, the Company has agreed to pay a Stay Bonus (as described below) to two of its Named Executive Officers that is intended to ensure the Company has the benefit of his continued service in the period leading up to a change-in-control and for a period of six months following such change-in-control.

        Disability Agreement with Chief Executive Officer.    On December 30, 2004, we entered into an agreement (the "Disability Agreement") regarding our obligations to Mr. Gooch, our Chief Executive Officer, if he is terminated following a permanent disability. "Permanent disability" is defined as Mr. Gooch's physical or mental illness, disability or impairment that prevents Mr. Gooch from continuing the performance of his normal duties and responsibilities for a period in excess of six consecutive months. A written determination of two qualified physicians shall be conclusive evidence of whether a "permanent disability" has occurred.

        This agreement provides that if Mr. Gooch is terminated due to his "permanent disability" then he (or his personal representative, as the case may be) shall be entitled to receive the following benefits:

  •
  salary and bonus continuation for the three year period following the termination date, at a rate equal to the rate of his base salary and bonus for the last full fiscal year immediately preceding such termination (including the cash value of any equity awards in such year), and

  •
  coverage under our medical, dental and life insurance plans for the three year period following the termination date on the same terms as such plans are made available to our most senior salaried officers generally.

        Assuming Mr. Gooch's employment was terminated as of December 31, 2010 by reason of a "permanent disability", as defined in the Disability Agreement, Mr. Gooch would have been entitled to receive approximately $5,550,000 in salary and bonus continuation. In addition, the continuation of insurance, described above, would be valued at approximately $52,360 based on the historical cost of such benefits during 2010.

        Employment Agreement with President.    We entered into an employment agreement with Colin Heffron, our President, on April 30, 2007. This agreement continues until December 31, 2011, unless earlier terminated in accordance with its terms, and automatically renews for one-year periods unless the parties deliver notice of their desire not to renew for a subsequent term. Pursuant to the terms of this agreement, Mr. Heffron is entitled to an annual base salary of $700,000 and a discretionary bonus as may be determined by the Compensation Committee. In addition, Mr. Heffron will be entitled to certain fringe benefits, for which the Company, in its discretion, shall not have to pay in excess of $110,000 per year.

        This agreement provides for severance payments to Mr. Heffron in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Heffron terminates his employment with the Company (a) for "good reason" or (b) following notice from the Company that his agreement will not be renewed following the end of the term. The terms "cause" and "good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination, (ii) any unpaid bonus for the prior year, if any, that the Company has declared earned, and (iii) a cash payment equal to (a) two times the sum of Mr. Heffron's annual base salary (three times annual base salary in the event the termination occurs within one year following a change-in-control, as defined in the agreement) plus (b) two times the average annual bonus earned during the two most recently completed fiscal years. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Heffron under the Company's medical plans for two years following termination. Finally, any restricted stock units or stock options that have been granted to Mr. Heffron that are subject to vesting based solely on Mr. Heffron's continued employment that are then unvested shall immediately vest upon such a termination and, if applicable, become exercisable and shall generally remain exercisable for a period of three months following the date of termination.

        This agreement also provides for severance payments to Mr. Heffron in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Heffron's annual bonus from the prior year pro-rated based on the number of days Mr. Heffron has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Heffron under the Company's medical plans for two years following termination.

        This agreement also contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twenty-four months following his termination of employment, Mr. Heffron is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Heffron's employment was terminated as of December 31, 2010, (i) without "cause", as defined in the employment agreement, (ii) by Mr. Heffron for "good reason" as defined in the employment agreement, or (iii) following notice from the Company that his contract will not be renewed following the end of the term, Mr. Heffron would have been entitled to receive approximately $4,800,000, which is comprised of a lump sum payment of two times Mr. Heffron's annual base salary, plus two times the average annual bonus earned during the two most recently completed fiscal years. In the case such termination occurred within one year following a change-in-control, Mr. Heffron would have been entitled to receive an additional $700,000, representing an additional year of Mr. Heffron's annual base salary. Mr. Heffron would also be entitled to continuation of health coverage for two years, as described above, which would be valued at approximately $31,306 based on the historical cost of such benefits during 2010. Finally, 715,767 restricted stock units held by Mr. Heffron that were unvested as of December 31, 2010 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of those options that were in the money (calculated on the difference between our stock price on December 31, 2010 and the exercise price of each option) would have been $72,426 and the value of these restricted stock units would have been $3,356,947.

        Assuming Mr. Heffron's employment was terminated by the Company as of December 31, 2010 by reason of his death or disability, Mr. Heffron would be entitled to receive approximately $1,800,000, which is comprised of a cash payment equal to Mr. Heffron's annual bonus from the prior year pro-rated based on the number of days Mr. Heffron had been employed in the year of such termination. Such amount would also include any accrued but unpaid base salary and expenses. Mr. Heffron would also be entitled to continuation of health coverage for two years, as described above, which would be valued at approximately $31,306 based on the historical cost of such benefits during 2010.

        Employment Agreement with Chief Financial Officer.    We entered into an employment agreement with James Peers, our Chief Financial Officer, on November 18, 2002. This agreement has an indefinite term, subject to termination of the agreement by either party upon six months notice. Mr. Peers is currently paid an annual salary of $400,000 and his employment agreement provides for continued participation in all compensation and benefit plans.

        Mr. Peers' employment agreement provides for the payment of benefits if we terminate his employment without "cause", as defined in the agreement. Upon such termination, Mr. Peers would be entitled to receive:

  •
  a salary continuation benefit for a period of up to six months, which would be reduced by any portion of the notice period in which he is not requested to work and

  •
  an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment was terminated, and the denominator of which is 365.

        This agreement also provides that upon resignation with "good reason" within six months following a "change-in-control", Mr. Peers will generally be entitled to receive the following benefits:

  •
  a lump sum payment in an amount equal to twelve months base salary, minus applicable withholdings and deductions;

  •
  the cost of maintaining health and dental insurance coverage for the earlier of six months after the termination of employment or until he secures new employment;

  •
  all employee or incentive stock options granted to him which are outstanding and unexercised on the date of termination of employment will become fully vested and such stock options will continue to be exercisable at any time within the one year period following the date of termination; and

  •
  an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which such employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment was terminated, and the denominator of which is 365.

        The terms "good reason" and "change-in-control" are defined in the agreement.

        The agreement requires Mr. Peers to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of employment.

        Assuming Mr. Peers' employment was terminated as of December 31, 2010, without "cause", as defined in the agreement, and without any notice period during which Mr. Peers did not work, Mr. Peers would have been entitled to receive approximately $175,000 in base salary continuation. In addition, Mr. Peers would have been entitled to a payment of $650,000 in lieu of a discretionary bonus.

        Assuming Mr. Peers resigned for "good reason" as of December 31, 2010 following a "change-in-control" in the prior six months, Mr. Peers would have been entitled to a lump sum payment of $1,000,000, which is comprised of the lump sum payment of twelve months base salary and the payment in lieu of a discretionary bonus described above. In addition, the continuation of insurance for six months, described above, would be valued at approximately $7,827 based on the historical cost of such benefits during 2010. Mr. Peers does not currently have any stock options.

        Employment Agreement with Chief Operating Officer.    We entered into an employment agreement with Ronald Levi, our Chief Operating Officer, on August 20, 2008, as amended on December 31, 2008 and March 30, 2009. This agreement, as amended, continues until July 31, 2011, unless earlier terminated in accordance with its terms, and automatically renews for one-year periods unless the parties deliver notice of their desire not to renew for a subsequent term. Pursuant to the terms of this agreement, Mr. Levi is entitled to an annual base salary of $600,000 and a discretionary bonus as may be determined by the Compensation Committee, provided that Mr. Levi's total compensation, including equity grants, shall not be less than $2,700,000 during each calendar-year period during the term, pro-rated for any partial calendar years during the Term. The amount of such guaranteed compensation is contingent upon the Company achieving certain predetermined objective performance criteria. In addition, Mr. Levi is entitled to certain fringe benefits, not to exceed $400,000 per year.

        The agreement also provides for severance payments to Mr. Levi in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Levi terminates his employment with the Company for "good reason". The terms "cause" and "good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination, (ii) any unpaid bonus for the prior year, if any, that the Company has declared earned, and (iii) a cash payment equal to the remaining guaranteed compensation, if any, payable under the agreement. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Levi under the Company's medical plans for twelve months following termination. Finally, any restricted stock units or stock options that have been granted to Mr. Levi that are subject to vesting based solely on Mr. Levi's continued employment that are then unvested shall immediately vest upon such a termination and, if applicable, become exercisable and shall generally remain exercisable for a period of three months following the date of termination. Mr. Levi's agreement does not provide for any additional severance payments in the event his employment is terminated following a change-in-control.

        This agreement also provides for severance payments to Mr. Levi in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to a pro-rated portion of the guaranteed compensation payable for the year in which such termination occurs based on the number of days Mr. Levi has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Levi under the Company's medical plans for two years following termination.

        This agreement contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twelve months following his termination of employment, Mr. Levi is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Levi's employment was terminated as of December 31, 2010, (i) without "cause", as defined in the employment agreement or (ii) by Mr. Levi for "good reason" as defined in the employment agreement, Mr. Levi would have been entitled to receive approximately $1,575,000, which is comprised of a lump sum payment of the amount of the remaining guaranteed compensation under the agreement. Mr. Levi would also be entitled to continuation of health coverage for one year, as described above, which would be valued at approximately $30,733 based on the historical cost of such benefits during 2010. Finally, 649,448 restricted stock units held by Mr. Levi that were unvested as of December 31, 2010 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of those options that were in the money (calculated on the difference between our stock price on December 31, 2010 and the exercise price of each option) would have been $362,108 and the value of these restricted stock units would have been $3,045,911.

        Assuming Mr. Levi's employment was terminated by the Company as of December 31, 2010 by reason of his death or disability, Mr. Levi would be entitled to receive approximately $1,575,000, which is comprised of a cash payment equal to pro-rated portion of the guaranteed compensation payable for the year of such termination. In addition, Mr. Levi will be paid any accrued but unpaid base salary and expenses. Mr. Levi would also be entitled to continuation of health coverage for two years, as described above, which would be valued at approximately $61,466 based on the historical cost of such benefits during 2010.

        Employment Agreement with Executive Vice President.    We entered into an employment agreement with J. Christopher Giancarlo, our Executive Vice President of Corporate Development, on March 26, 2007. This agreement continues until February 28, 2012 and automatically renews for one-year periods thereafter unless the parties deliver notice of their desire not to renew for a subsequent term or unless earlier terminated in accordance with its terms. Pursuant to the terms of this agreement, Mr. Giancarlo currently receives an annual base salary of $400,000 and a discretionary bonus as may be determined by the Compensation Committee.

        This agreement provides for a lump sum cash payment of $1,000,000 (the "Stay Bonus") upon the occurrence of a "change-in-control". If Mr. Giancarlo voluntarily terminates his employment during the six (6) month transition period following a change-in-control for any reason other than due to the assignment of duties materially inconsistent with his duties and responsibilities immediately prior to the change in control, Mr. Giancarlo will be required to repay the Stay Bonus. The term "change-in-control" is defined in the agreement.

        The agreement also provides for severance payments to Mr. Giancarlo in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Giancarlo terminates his employment with the Company for "good reason". The terms "cause" and "good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination and (ii) a cash payment equal to the greater of (a) the sum of Mr. Giancarlo's annual base salary and the average annual bonus (consisting of both cash and equity components) earned during the two most recently completed fiscal years and (b) the sum of the amount of Mr. Giancarlo's base salary that would be payable through the end of the remaining term and a prorated portion of the average annual bonus. In the event the termination occurs within one year following a 'change-in-control', as defined in the agreement, the severance amount would be equal to two times Mr. Giancarlo's annual base salary plus a prorated portion of the average annual bonus based on the number of days that have elapsed as of the date of termination during the relevant calendar year. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Giancarlo under the Company's medical plans for the longer of the remainder of the term or one year following termination. Finally, any restricted stock units that have been granted to Mr. Giancarlo as part of any annual bonus shall immediately vest.

        This agreement also provides for severance payments to Mr. Giancarlo in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Giancarlo's annual bonus from the prior year pro-rated based on the number of days Mr. Giancarlo has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Giancarlo under the Company's medical plans for one year following termination.

        This agreement also contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twelve months following his termination of employment, Mr. Giancarlo is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Giancarlo's employment was terminated as of December 31, 2010, (i) without "cause", as defined in the employment agreement or (ii) by Mr. Giancarlo for "good reason" as defined in the employment agreement, Mr. Giancarlo would have been entitled to receive approximately $750,000, which is comprised of a lump sum payment of Mr. Giancarlo's annual base salary during 2010 for the remainder of the term, plus the average annual bonus earned during the two most recently completed fiscal years. In the case such termination occurred within one year following a change-in-control, Mr. Giancarlo would have been entitled to receive $1,150,000, which is comprised of a lump sum payment of two years of Mr. Giancarlo's base salary plus the average annual bonus. In addition, Mr. Giancarlo would be entitled to continuation of health coverage for the longer of the remainder of the term or one year, as described above, which would be valued at approximately $15,653 based on the historical cost of such benefits during 2010. Finally, 67,490 restricted stock units held by Mr. Giancarlo that were unvested as of December 31, 2010 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of those options that were in the money (calculated on the difference between our stock price on December 31, 2010 and the exercise price of each option) would have been $192,640 and the value of these restricted stock units based on the closing price of our common stock on December 31, 2010 would have been $316,528.

        Assuming Mr. Giancarlo's employment was terminated by the Company as of December 31, 2010 by reason of his death or disability, Mr. Giancarlo would be entitled to receive approximately $350,000, which is comprised of a cash payment equal to Mr. Giancarlo's annual bonus from the prior year pro-rated based on the number of days Mr. Giancarlo had been employed in the year of such termination. Such amount would also include any accrued but unpaid base salary and expenses. Mr. Giancarlo would also be entitled to continuation of health coverage for one year, as described above, which would be valued at approximately $15,653 based on the historical cost of such benefits during 2010.

        Employment Agreement with General Counsel and Corporate Secretary.    We entered into an employment agreement with Scott Pintoff, our General Counsel and Corporate Secretary, on March 26, 2007. This agreement continues through February 28, 2012 and automatically renews for one-year periods thereafter unless the parties deliver notice of their desire not to renew for a subsequent term or unless earlier terminated in accordance with its terms. Pursuant to the terms of this agreement, Mr. Pintoff currently receives an annual base salary of $400,000 and a discretionary bonus as may be determined by the Compensation Committee.

        This agreement provides for a lump sum cash payment of $1,000,000 (the "Stay Bonus") upon the occurrence of a "change-in-control". If Mr. Pintoff voluntarily terminates his employment during the six (6) month transition period following a change-in-control for any reason other than due to the assignment of duties materially inconsistent with his duties and responsibilities immediately prior to the change in control, Mr. Pintoff will be required to repay the Stay Bonus. The term "change-in-control" is defined in the agreement.

        The agreement also provides for severance payments to Mr. Pintoff in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Pintoff terminates his employment with the Company for "good reason". The terms "cause" and "good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination and (ii) a cash payment equal to the greater of (a) the sum of Mr. Pintoff's annual base salary and the average annual bonus (consisting of both cash and equity components) earned during the two most recently completed fiscal years and (b) the sum of the amount of Mr. Pintoff's base salary that would be payable through the end of the remaining term and a prorated portion of the average annual bonus. In the event the termination occurs within one year following a 'change-in-control', as defined in the agreement, the severance amount would be equal to two times Mr. Pintoff's annual base salary plus a prorated portion of the average annual bonus based on the number of days that have elapsed as of the date of termination during the relevant calendar year. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Pintoff under the Company's medical plans for the longer of the remainder of the term or one year following termination. Finally, any restricted stock units that have been granted to Mr. Pintoff as part of any annual bonus shall immediately vest.

        This agreement also provides for severance payments to Mr. Pintoff in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Pintoff's annual bonus from the prior year pro-rated based on the number of days Mr. Pintoff has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Pintoff under the Company's medical plans for one year following termination.

        This agreement also contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twelve months following his termination of employment, Mr. Pintoff is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Pintoff's employment was terminated as of December 31, 2010, (i) without "cause", as defined in the employment agreement or (ii) by Mr. Pintoff for "good reason" as defined in the employment agreement, Mr. Pintoff would have been entitled to receive approximately $750,000, which is comprised of a lump sum payment of Mr. Pintoff's annual base salary for 2010 for the remainder of the term, plus the average annual bonus earned during the two most recently completed fiscal years. In the case such termination occurred within one year following a change-in-control, Mr. Pintoff would have been entitled to receive $1,150,000, which is comprised of a lump sum payment of two years of Mr. Pintoff's base salary plus the average annual bonus. In addition, Mr. Pintoff would be entitled to continuation of health coverage for the longer of the remainder of the term or one year, as described above, which would be valued at approximately $15,653 based on the historical cost of such benefits during 2010. Finally, 67,490 restricted stock units held by Mr. Pintoff that were unvested as of December 31, 2010 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of these restricted stock units based on the closing price of our common stock on December 31, 2010 would have been $316,528.

        Assuming Mr. Pintoff's employment was terminated by the Company as of December 31, 2010 by reason of his death or disability, Mr. Pintoff would be entitled to receive approximately $350,000, which is comprised of a cash payment equal to Mr. Pintoff's annual bonus from the prior year pro-rated based on the number of days Mr. Pintoff had been employed in the year of such termination. Such amount would also include any accrued but unpaid base salary and expenses. Mr. Pintoff would also be entitled to continuation of health coverage for one year, as described above, which would be valued at approximately $15,653 based on the historical cost of such benefits during 2010.

        Equity Compensation Plans.    Our Board may, in its discretion, determine if there should be accelerated vesting, cash outs or other adjustments to all or any grants made pursuant to either the 2004 Plan or the 2008 Plan in the event of a change-in-control. Accordingly, unless so determined by the Board or as otherwise provided in individual employment agreements or grant agreements, the vesting of restricted stock units will not accelerate in connection with a change-in-control or other business combination. All outstanding options previously granted under prior compensation plans are currently vested.

DIRECTOR COMPENSATION

        The following table provides certain summary information concerning all compensation earned for the year ended December 31, 2010 by our non-executive directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Total ($)
Marisa Cassoni	—	148,725	(1)	—	148,725
Frank Fanzilli	40,500	77,764	(2)	—	118,264
Richard Magee	5,500	122,481	(3)	—	127,981
John Ward	94,500	48,603	(4)	—	143,103

(1)
Represents the aggregate grant date fair value of 30,539 RSUs granted on January 31, 2010 that became unrestricted and vested on January 31, 2011 as computed in accordance with ASC 718.

(2)
Represents the aggregate grant date fair value of 15,968 RSUs granted on January 31, 2010 that became unrestricted and vested on January 31, 2011.

(3)
Represents the aggregate grant date fair value of 25,150 RSUs granted on January 31, 2010, of which 18,463 RSUs became unrestricted and vested on January 31, 2011. The remaining 6,687 RSUs will become unrestricted and vest as follows: 3,293on January 31, 2012 and 3,394 on January 31, 2013. These vestings were computed in accordance with ASC 718.

(4)
Represents the aggregate grant date fair value of 9,980 RSUs granted on January 31, 2010 that became unrestricted and vested on January 31, 2011 as computed in accordance with ASC 718.

        Messrs. Gooch and Heffron, our Chief Executive Officer and President, are not compensated for their service as directors. All directors are reimbursed for any expenses incurred in attending Board and Board Committee meetings.

        The Board, upon the recommendation of its Compensation Committee, has adopted a compensation policy for non-executive directors (the "Policy"). Pursuant to the Policy, our non-executive directors are eligible to receive compensation comprised of (i) a cash retainer, (ii) meeting/chairperson fees, and (iii) an annual grant of restricted stock units. In the fiscal year ended December 31, 2010, each director who was not an executive of the Company received an annual retainer of $50,000 plus $1,000 for each Board meeting attended. Each non-executive director who is a member of a Board Committee also received $1,000 for each Board Committee meeting attended. In addition, the Chair of the Audit Committee received an additional annual fee of $20,000 and each of the Chairs of the Compensation Committee and the Risk Policy Committee received an additional annual fee of $10,000. The Co-Chairs of the Board Credentialing and Corporate Governance Committee each received an additional annual fee of $5,000.

        The Policy provides that each non-executive director may elect to receive all or a portion of his/her cash retainer, meeting or chairperson fees in either cash, restricted stock units or a combination of both, provided that any election to receive restricted stock units must be made prior to the beginning of each year. Cash payments will be paid in quarterly installments in arrears. If a non-executive director elects to receive all or a portion of his/her fees and retainers in the form of restricted stock units, such restricted stock units will be granted in January of each year and will be based on the average of the closing prices of the our Common Stock during the last two-week period in the month of grant and vest on January 31st of the year following such grant. We estimate the number of meetings for the year in order to determine the value of restricted stock units that will be granted. If such estimates fall short of the actual number of meetings, we pay any additional fees owed to non-executive directors in cash. If a director attends fewer meetings than the number estimated, such additional fees paid in restricted stock units will reduce the number of restricted stock units to be granted to such director the following year on a dollar for dollar basis.

        The Policy also provides that if there are any changes in the Chairmanship of any Committee that results in excess fees having been paid to a director during any year, then such excess fees will reduce the number of restricted stock units to be granted to such director the following year on a dollar for dollar basis. If such director no longer serves as a member of the Board in the following year, then the Compensation Committee may, in its discretion, require or waive the repayment of such excess fees.

        In 2010, Ms. Cassoni and Mr. Magee elected to receive all of their cash retainer, meeting and chairperson fees in the form of restricted stock units. Therefore, we estimated the number of meetings to be held by the Board and each committee during fiscal 2010 and, as set forth in the table above and the related footnotes, we granted 30,539 and 25,150 restricted stock units, respectively, to Ms. Cassoni and Mr. Magee on January 31, 2010.

        Pursuant to the Policy, non-executive directors are also entitled to receive annual grants of restricted stock units. Annual grants are calculated by dividing $50,000 by the average of the closing prices of the Company's Common Stock over the last two-week period in the month of grant. The date of grant shall be determined by the Compensation Committee. The restricted stock unit grants are subject to the terms and conditions of a separate grant agreement and the GFI Group Inc. 2008 Equity Incentive Plan. Grants shall become unrestricted and vest on January 31st of the year following such grant.

        The Policy provides that new non-executive directors that are appointed or elected to the Board will be granted a number of restricted stock units equal to $50,000 divided by the average of the closing prices of the Company's Common Stock over the last two-week period in the month of such appointment or election, unless otherwise determined by the Compensation Committee. Such grants will be made on the last day of the month in which the non-executive director joins the Board and thirty-three, thirty-three and thirty-four percent of these restricted stock units shall vest on each of the first, second and third anniversaries of the date of grant, respectively.

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

        Our Board adopted a non-executive director stock ownership guideline to encourage stock ownership by non-executive directors and to align non-executive directors' interests with those of our stockholders. These guidelines state that non-executive directors must maintain the ownership of approximately 6,800 shares of our Common Stock and that such level of ownership shall be achieved within three years of becoming a director.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of our Compensation Committee are Messrs. Ward, Fanzilli and Magee. None of Messrs. Ward, Magee or Fanzilli is, nor have they been, an employee or officer of the Company. During fiscal 2010, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 407(e) of Regulation S-K. During fiscal 2010, none of the Company's executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information relating to the only entities that, as of April 1, 2010, (other than as set forth under "Security Ownership of Directors and Executive Officers" below) are known to us to be the beneficial owners of more than five percent of our Common Stock:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
Entities Affiliated with Jersey Partners Inc.	49,821,165		40.4%
569 Middle Road
Bayport, NY 11705
FMR LLC	12,199,006	(1)	10.04%
82 Devonshire Street
Boston, MA 02109

(1)
This information was derived from a Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information, as of April 1, 2011, with respect to the beneficial ownership of our Common Stock by: (i) each director; (ii) each of the Named Executive Officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at 55 Water Street, New York, NY 10041.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Michael Gooch(1)(2)	50,981,491	41.3%
James Peers(3)	28,583	*
Colin Heffron(4)	619,736	*
Ronald Levi(5)	563,174	*
J. Christopher Giancarlo(6)	135,828	*
Scott Pintoff	46,474	*
Marisa Cassoni	103,827	*
Frank Fanzilli	18,446	*
Richard Magee	18,463	*
John Ward	42,343	*
All executive officers and directors as a group (9 persons)(7)	52,558,365	42.4%

*
Less than 1%

(1)
Includes all shares of Common Stock beneficially owned by the entities affiliated with Jersey Partners as described in footnote (2) below. Mr. Gooch controls the voting and disposition of these shares through his ownership of approximately 70% of the outstanding common stock of Jersey Partners. Also includes 54,336 shares of Common Stock which are held for the benefit of Mr. Gooch's wife, 1,320 shares of Common Stock owned by Mr. Gooch's children and 42,104 shares of Common Stock which are held by the Gooch Investment Trust. Mr. Gooch disclaims beneficial ownership with respect to these shares.

(2)
Includes 49,821,165 shares of Common Stock held directly by Jersey Partners and its wholly-owned subsidiaries.

(3)
Does not include 180,427 shares of Common Stock that were issuable upon the vesting of restricted stock units for which Mr. Peers has previously deferred receipt.

(4)
Does not include any of the shares of our company owned by Jersey Partners. Mr. Heffron owns approximately 5% of the outstanding common stock of Jersey Partners. Includes 80,000 shares of Common Stock, before any tax withholding that will be calculated on the vesting date, issuable upon the vesting of restricted stock units that are scheduled to vest within 60 days of April 1, 2011. Also includes 94,740 shares of Common Stock issuable upon exercise of options that are currently exercisable.

(5)
Includes 210,528 shares of Common Stock issuable upon exercise of options that are currently exercisable.

(6)
Also includes 1,140 shares of Common Stock owned by Mr. Giancarlo's children living in his home. Mr. Giancarlo disclaims beneficial ownership of these shares. Includes 112,000 shares of Common Stock issuable upon exercise of options that are currently exercisable.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2010, with respect to the Common Stock that may be issued under our existing equity compensation plans. The table shows the number of securities to be issued under compensation plans that have been approved by stockholders and those that have not been so approved. The footnotes and other information following the table are intended to provide additional detail on the compensation plans. All of the Company's compensation plans have been approved by its stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders	703,052	$3.41	7,652,296
Equity compensation plans not approved by security holders	—	—	—
Total	703,052	$3.41	7,652,296

(1)
Includes information solely relating to stock options. There are no warrants or rights outstanding.

(2)
The number of securities remaining available for future issuance under equity compensation plans has been reduced by the number of shares underlying restricted stock units that have been granted, but have not vested, as of December 31, 2010. Such restricted stock units vest and are settled in unrestricted Common Stock in installments over a period of time. We allow employees to elect to have us withhold shares of Common Stock to satisfy minimum statutory tax withholding obligations arising on the vesting and settlement of restricted stock units. Any shares withheld by us for tax withholdings or that are not issued as a result of the conditions to vesting not being met will become available for future issuance under the 2008 Plan.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and any persons who own more than 10% of our Common Stock, to file reports of initial ownership of our Common Stock and subsequent changes in that ownership with the SEC and furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal 2010 all Section 16(a) filing requirements were complied with.

AUDIT COMMITTEE REPORT

        The members of the Audit Committee have been appointed by the Board and the Audit Committee is governed by a charter, which has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee.

        The Audit Committee assists the Board in its oversight of (1) the integrity of the financial statements of the Company, (2) the qualifications, performance and independence of the Company's independent auditor(s), (3) the performance of the Company's internal audit function and (4) the Company's systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting.

        The Audit Committee has the sole authority to appoint or replace the Company's independent auditors, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of the Company's independent auditor and, in addition, reviewed and pre-approved all services provided during 2010.

        Management is responsible for the preparation and integrity of the Company's financial statements. The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2010 and met with both management and the Company's independent auditor to discuss those financial statements, including the critical accounting policies on which the financial statements are based. Management and the independent auditor have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

        The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the "PCAOB").

        The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditors' communication with the Audit Committee concerning their independence and discussed their independence. The Audit Committee also discussed with the independent auditor any matters required to be discussed under the generally accepted auditing standards of the PCAOB, including, among other things, those matters related to the conduct of the audit of the Company's consolidated financial statements and those matters required to be discussed under Statement on Auditing Standards No. 114.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Marisa Cassoni, Chair
Richard Magee
John Ward

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

        We recognize that transactions with related parties may present potential or actual conflicts of interest. Therefore, it has been our practice to have our independent directors review the terms and conditions of any transactions that might be considered a "related party transaction". Such transactions, if any, are reviewed to determine if the transaction is on terms comparable to those that could be obtained in arms' length dealings with an unrelated third party. Any transactions that might be considered "related party transactions" must be approved by our Audit Committee, as set forth in the Audit Committee's Charter.

DIRECTOR INDEPENDENCE

        The information regarding Director Independence is set forth under the heading "MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND BOARD COMMITTEES" above.

OTHER MATTERS

        At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting in connection therewith, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
THE 2012 ANNUAL MEETING

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials.    In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2012 Annual Meeting must do so no later than December 23, 2011. In addition, any proposal to be included in the Company's proxy materials must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and the applicable provisions of the Company's Certificate of Incorporation or Second Amended and Restated Bylaws (as so amended, the "Bylaws"). Such proposals should be delivered personally to, or mailed to and received by the Secretary of the Company at the address below.

        Requirements for Stockholder Proposals to be Brought Before the 2012 Annual Meeting.    In accordance with Article II, Section 2.7 of the Company's Bylaws, in order for a stockholder nomination or other matter to be properly brought before the 2012 Annual Meeting by a stockholder, such matter must have been specified in a written notice given by a stockholder of record on the record date for such meeting, which conforms to the requirements of Article II, Section 2.7 of the Bylaws and is delivered personally to, or mailed to and received by, the Secretary of the Company at the address below not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of the meeting first made. Any such proposal shall also comply with the applicable provisions of the Company's Certificate of Incorporation or Bylaws.

 ACCESS TO PROXY MATERIALS AND VOTING

        As previously noted, the Company is making this Proxy Statement and any associated materials available to stockholders via the internet. The Notice that was mailed to each stockholder as of the Record Date contains instructions on how to access this Proxy Statement. Instructions for voting via the internet or by telephone were set forth in the Notice and are also set forth on the proxy card. Stockholders whose shares of Common Stock are registered in their own names may vote via the internet or by telephone, or if proxy materials were mailed to such stockholder, by mailing a completed proxy card. If your shares of Common Stock are registered in the name of a bank or brokerage firm or other nominee, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares of Common Stock per your instructions. Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time, on June 8, 2011.

        In accordance with SEC rules, only one copy of the Notice or of this Proxy Statement and our 2010 Annual Report is being sent to stockholders sharing the same address unless contrary instructions are received from any stockholder at that address. This practice, known as "householding", is designed to reduce our printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate copy of the Notice or of this Proxy Statement or our 2009 Annual Report, please notify us by sending a written request to Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041 or by calling us at (212) 968-2992 and we will deliver those requested documents to such stockholder promptly upon receiving the request. You may also notify us to request delivery of a single copy of the Notice, annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of these materials.

REPORTS

        This Proxy Statement and all of the Company's filings with the SEC are also available on the Company's website at http://www.gfigroup.com.

By order of the Board of Directors

Scott Pintoff
 Corporate Secretary

GFI Group Inc.
55 Water Street
New York, New York 10041
April 21, 2011

 Appendix A

THIRD AMENDMENT TO THE GFI GROUP INC.
2008 EQUITY INCENTIVE PLAN

        This Third Amendment (this "Third Amendment") to the 2008 Equity Incentive Plan (the "Plan") of GFI Group Inc. (the "Company") has been deemed advisable and has been adopted pursuant to the terms of Section 10.1 of the Plan by the Company's Board of Directors and is effective as of February 10, 2011, subject to stockholder approval. Terms used herein but not otherwise defined shall have the meanings given to such terms in the Plan.

  1.
  Amendments to the Plan.    The first sentence of Article 4.1 of the Plan, as amended by the First Amendment and the Second Amendment to the GFI Group Inc. 2008 Equity Incentive Plan, is hereby further amended by deleting "21,900,000" and substituting "30,400,000" therefor.

  2.
  The Plan.    In all other respects the Plan is ratified and shall, as so changed by this Third Amendment, continue in full force and effect.

* * * * *

A-1

GFI Group Inc.
55 Water Street
New York, NY 10041

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000104046_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Michael Gooch 02 Marisa Cassoni 55 WATER STREET NEW YORK, NY 10041 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2., 3. and 4. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as independent auditor. 3. To approve an amendment to the GFI Group Inc. 2008 Equity Incentive Plan. 4 To approve, by non-binding vote, GFI Group Inc.'s executive compensation. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 5 To recommend, by non-binding vote, the frequency of executive compensation votes. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000104046_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . Proxy - GFI GROUP INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on June 9, 2011 at 10:00 a.m. E.D.T. The undersigned stockholder of GFI Group Inc. (the "Company") hereby appoints Michael Gooch, Scott Pintoff and J. Christopher Giancarlo and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at Bayards, 1 Hanover Square, New York, NY 10004 at 10:00 a.m. Eastern Daylight Time on June 9, 2011 and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on April 13, 2011 in accordance with the directions indicated herein. THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF GFI GROUP INC. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

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VOTING SECURITIES
I. ELECTION OF DIRECTORS
MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND BOARD COMMITTEES
II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
III. APPROVAL OF AN AMENDMENT TO THE GFI GROUP INC. 2008 EQUITY INCENTIVE PLAN
IV. ADVISORY VOTE ON EXECUTIVE COMPENSATION
V. ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
OTHER MATTERS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
ACCESS TO PROXY MATERIALS AND VOTING
REPORTS
  Appendix A
THIRD AMENDMENT TO THE GFI GROUP INC. 2008 EQUITY INCENTIVE PLAN